Exhibit 5

PRIVATE AND CONFIDENTIAL

EXECUTION VERSION

To:          CBPO Group Limited (you or the Company)

13 November 2020

Dear Sirs,

Project Catherine – Commitment Letter

We, Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行) and Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) (each an Original Arranger and collectively, the Original Arrangers) and Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行) and Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) (each an Original Underwriter and collectively the Original Underwriters, and together with the Original Arrangers, we or us) are pleased to set out in this letter the terms and conditions on which the Original Arrangers are willing to arrange the Term Facility and the Original Underwriters are willing to underwrite and fund the Underwriting Proportion of the Term Facility.

You have advised us that you are proposing to (directly or indirectly) acquire, by way of merger, the entire issued share capital of China Biologic Products Holdings, Inc. (NASDAQ: CBPO) (the Target, together with its subsidiaries, the Target Group, and each member of the Target Group being a Target Group Member) pursuant to the agreement and plan of merger (the Merger Agreement) to be entered into among the Parent (as defined below), the Company and the Target (the Merger), with consummation of the Merger (the Completion) taking place subject to the terms and conditions of the Merger Documents. The date on which Completion and the initial utilisation of the Term Facility (as defined below) (the Initial Utilisation Date) occur is the Closing Date.

The Company is a direct subsidiary of CBPO Holdings Limited (which is a company newly incorporated under the laws of the Cayman Islands (the Parent)). The Parent is a direct or indirect subsidiary of the Sponsors (as defined in the Term Sheet).

This letter is to be read together with the term sheet attached as Schedule 1 hereto (the Term Sheet). This letter, the Term Sheet and the fee letter that sets out the fees payable in relation to the Term Facility (the Fee Letter) are the Commitment Documents.

Unless otherwise defined in this letter or unless the context otherwise requires, terms defined in the other Commitment Documents shall have the same meaning when used in this letter. This letter is a Finance Document.

1.	Commitment

1.1	You are seeking an underwritten commitment of US$1,100,000,000 for a senior term loan facility (the Term Facility).

1.2	We confirm that:

(a)	the Original Arrangers hereby agree to arrange the Term Facility; and

(b)	the Original Underwriters hereby agree to underwrite, provide and fund the Term Facility in the amount set out in paragraph 2 (Underwriting commitments) below, solely on the terms and conditions set out in the Commitment Documents.

1.3	Each of the Original Arrangers and the Original Underwriters is an Original Credit Party and together they are the Original Credit Parties.

2.	Underwriting commitments

2.1	Each Original Underwriter agrees to underwrite the Term Facility in the amounts set out opposite its name below (an Underwriting Proportion).

Name	Underwriting Proportion (US$) of Term Facility
Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行)	715,000,000
Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行)	385,000,000
Total	1,100,000,000

2.2	Notwithstanding any other provision in the Commitment Documents, the Original Credit Parties acknowledge and agree:

(a)	you may mandate and appoint one or more other banks or financial institutions incorporated in the PRC (excluding their branches outside of the PRC or their offshore banking center) to join us as an arranger (an Additional Arranger, together with the Original Arrangers, the Arrangers) and/or underwriter (an Additional Underwriter, together with the Original Underwriters, the Underwriters, and each Additional Arranger and each Additional Underwriter, an Additional Credit Party, and together with the Original Credit Parties, the Credit Parties) in respect of the Term Facility on the same terms contained within the Commitment Documents (other than with respect to the amount of our and any Additional Credit Party’s commitments in respect of the Term Facility, which may be different) and with the same economics (on a pro rata basis) as the Original Credit Parties and such that the underwriting proportions of the Original Underwriters in respect of the Term Facility are reduced by the aggregate applicable underwriting proportions assumed by the Additional Credit Party in respect of the Term Facility, provided that:

(i)	no more than two Additional Arrangers and two Additional Underwriters may be appointed;

(ii)	the final aggregate underwriting proportions of all Additional Underwriters shall not exceed 20% of the total amount of the Term Facility;

(iii)	no Additional Credit Party shall receive economics greater than any of the Original Credit Parties;

(iv)	the underwriting proportion assumed by the Additional Underwriters will reduce each Original Underwriter’s Underwriting Proportion on a pro rata basis; and

(v)	no Additional Credit Party shall be awarded the same title as that of any Original Credit Party or a more favourable title; and

(b)	the Original Credit Parties will enter into any amendments to the then current form of the Commitment Documents or Facilities Agreement or any new Commitment Documents or Facilities Agreement and/or any other appropriate documentation to amend or replace the Commitment Documents, the Facilities Agreement, and any other Finance Documents (as defined in the Facilities Agreement) to reflect any changes required to reflect the accession of each Additional Credit Party and joining each Additional Credit Party as a party to the relevant Commitment Document, the Facilities Agreement and/or other Finance Document.

2.3	The obligations of each Credit Party are several and a failure by a Credit Party to perform its obligations under any of the Commitment Documents shall not affect the obligations of any other Credit Party. No Credit Party is responsible for the obligations of another Credit Party.

3.	Conditions

3.1	The availability of the Term Facility and the Original Credit Parties’ obligations to arrange, underwrite and fund the Underwriting Proportion of the Term Facility is subject only to:

(a)	receipt by us of a copy of this letter countersigned by you; and

(b)	satisfaction of the Certain Funds Conditions and the Initial Conditions Precedent set out in the Term Sheet.

There are no other conditions, implied or otherwise, to the commitments of the Original Credit Parties, their obligations hereunder and their funding of the Term Facility other than as expressly referred to in the foregoing sentence.

3.2	Each Original Credit Party is pleased to confirm that:

(a)	its credit committee and all other internal bodies or committees have given full and final approval for arranging, underwriting and/or funding (as the case may be) the Term Facility on the “certain funds” basis as described and on the terms set out in the Commitment Documents, and performing all of its duties, roles and obligations as contemplated by the Commitment Documents (including but not limited to all client identification procedures in respect of the Sponsors, their Affiliates, the Parent and the Company required in connection with the Merger, the Term Facility and the transactions contemplated therein (together, the Transaction) in compliance with applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules));

(b)	it has received and reviewed the draft or final Merger Agreement, Original Financial Statements, Consortium Agreement, Reports and Group Structure Chart (in each case, as defined in the Term Sheet, and together, the Commercial CPs) and (i) the relevant conditions precedent set out in the Term Sheet relating to the Reports, the Merger Agreement and the Consortium Agreement will be satisfied once final versions of the Reports, the Merger Agreement and the Consortium Agreement are delivered that are not materially different in respects which are materially adverse to the interests of the Credit Parties (taken as a whole) under the Commitment Documents compared to the most recent form of such Reports, Merger Agreement and the Consortium Agreement delivered to the Original Credit Parties on or before the date of this letter or are approved by the Original Arrangers (acting reasonably with such approval not to be unreasonably withheld or delayed) and it will promptly confirm this accordingly to the Agent, and (ii) the relevant conditions precedent set out in the Term Sheet relating to the Commercial CPs (other than the Reports, the Merger Agreement and the Consortium Agreement) have been satisfied, or (to the extent any updated version of the relevant Commercial CPs (other than the Reports, the Merger Agreement and the Consortium Agreement) are delivered after the date of this letter) will be satisfied once such updated versions of the relevant commercial CPs (other than the Reports, the Merger Agreement and the Consortium Agreement) are delivered (as applicable); and

(c)	there are no outstanding approvals, due diligence items or other internal impediments to it arranging, underwriting and/or funding (as the case may be) the Term Facility on the “certain funds” basis as described and on the terms set out in the Commitment Documents and performing all of its roles, duties and obligations as contemplated by the Commitment Documents.

4.	Titles and Roles

Subject to paragraph 2.2 above, you:

(a)	engage and mandate Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行) as sole original mandated lead arranger of the Term Facility;

(b)	engage and mandate Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as joint mandated lead arranger of the Term Facility;

(c)	engage and mandate the Original Underwriters as exclusive underwriters of the Term Facility; and

(d)	confirm and agree that: (x) no roles or titles will be conferred on any other person in respect of the Term Facility without the written consent of the Original Arrangers (acting reasonably and with such consent not to be unreasonably withheld or delayed), other than in respect of any facility agent in connection with the Term Facility (the Agent), any security agent and trustee in connection with the Term Facility (the Security Agent), any hedging provider, any additional arranger or additional underwriter appointed in accordance with paragraph 2.2 above, and (y) no compensation (other than as provided in the Commitment Documents and other than in connection with any additional appointments referred to in this paragraph 4 (Titles and Roles) (and which compensation, to the extent relating to any additional appointments (other than the Agent and the Security Agent), shall be awarded in accordance with paragraph 2.2 above)) shall be paid to any Lender or Arranger.

5.	Finance Documents

5.1	The Term Facility shall be documented in a Facilities Agreement (to be prepared by the counsel to the Sponsors) and related Finance Documents in respect of the Term Facility, reflecting the terms and conditions set out in the Term Sheet and other terms as mutually agreed.

5.2	Each Original Credit Party agrees to negotiate in good faith to finalise and enter into the Facilities Agreement and all other Finance Documents in respect of the Term Facility that are required to be entered into as a condition precedent to initial utilisation under the Facilities Agreement on terms consistent with the Commitment Documents promptly after the date of this letter, and not later than the date falling 40 Business Days after the date on which the first draft of the Facilities Agreement is circulated for our review (as such date may be extended by the Company from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed)).

5.3	We agree that the provisions of the Facilities Agreement in respect of the Term Facility shall, save as otherwise provided for in the Commitment Documents, be based on a recent global sponsor precedent facilities agreement in the Asian leveraged finance market (the Relevant Precedent Facilities Agreement), amended to take into account the terms set out in the Term Sheet having regard (acting reasonably and in good faith) to any deal specific issues relating to the Transaction, the operational and strategic requirements of the Sponsors and the Group in light of the proposed business plan, and the business of the Target Group, including, without limitation the business, conditions (financial or otherwise) or assets of the Target and the Target Group, provided that if, despite negotiation in good faith, we are not able to reach agreement on the inclusion of the commercial substance of any provision or provisions of the Relevant Precedent Facilities Agreement in the Facilities Agreement, the relevant language included in the Facilities Agreement shall be that from the current standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Facilities Agreement (the LMA Precedent Facilities Agreement) or if the LMA Precedent Facilities Agreement is silent on a particular point, the relevant language shall be that reasonably requested by the Credit Parties or if the Credit Parties do not specify any language within 5 Business Days of the date of a written request by you, such language reasonably requested by you, provided that the thresholds and basket levels applicable to the representations, undertakings and events of default in the Facilities Agreement will be agreed by the parties thereto (acting reasonably and in good faith) based on the relevant thresholds and basket in the Relevant Precedent Facilities Agreement, as amended to take into account of the industry, the EBITDA and gross assets of the Target Group, the total quantum of the Term Facility and corresponding leverage levels and input from management of the Target.

5.4	If, despite negotiation in good faith and the use of all your commercially reasonable endeavours, the Finance Documents (other than the Facilities Agreement) in respect of the Term Facility have not been agreed, each Credit Party undertakes to sign:

(a)	the Intercreditor Agreement (to be prepared by counsel to the Sponsors) based on the most recent LMA Intercreditor Agreement (as published on the LMA website) having regard (acting reasonably and in good faith) to the provisions of the Commitment Documents, any deal-specific issues relating to the Transaction and the business of the Target Group and to any other minor drafting changes which are required; and

(b)	the Security Documents (as defined in the Term Sheet) that are required to be entered into by the Company and/or the Parent as conditions precedent to initial utilisation under the Facilities Agreement based on and subject always to the Agreed Security Principles (as defined in the Term Sheet) having regard (acting reasonably and in good faith) to provisions of the Commitment Documents, any deal-specific issues relating to the Transaction and the business of the Target Group and to any other minor drafting changes which are required.

5.5	For the purposes of the Commitment Documents, the principles set out in paragraph 5.3 shall be the Documentation Principles.

5.6	If it becomes unlawful in any applicable jurisdiction for any Credit Party to perform any of its obligations as contemplated by the Commitment Documents or to fund, issue or maintain its participation under the Term Facility, that Credit Party shall (a) promptly notify the Company upon becoming aware of that event and (b) in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in its Underwriting Proportion in respect of the Term Facility (if applicable) not being available including (but not limited to) transferring its rights and obligations under the Commitment Documents to one or more of its Affiliates. A Credit Party is not obliged to take any steps under paragraph (b) above if, in its opinion (acting reasonably), to do so might be materially prejudicial to it.

5.7	The Credit Parties undertake to instruct the Agent or the Security Agent (as applicable) to promptly execute all documents and other evidence to which the Agent or the Security Agent (as applicable) is a party which are in agreed form as at the date hereof and have been delivered by the Company to satisfy a condition precedent to initial utilisation under the Facilities Agreement.

5.8	The Credit Parties undertake to promptly instruct its legal counsel to deliver all legal opinions referred to in the Facilities Agreement as a condition precedent to initial utilisation under the Facilities Agreement and to use all reasonable endeavours and commit sufficient internal resources to instruct its legal counsel to work with the Sponsor’s legal counsel with a view to agreeing the Facilities Agreement and the forms of all documents and other evidence required to be delivered as a condition precedent to initial utilisation under the Facilities Agreement as soon as reasonably practicable after the date of this letter and, in any event, no later than the date falling 40 Business Days after the date on which the first draft of the Facilities Agreement is circulated for our review (as such date may be extended by the Company from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed)).

6.	Indemnity

6.1	Subject to paragraphs 6.2 and 6.3 below, whether or not the Merger (in whole or in part) is consummated or any Finance Document is signed or a utilisation is made thereunder, you agree to indemnify and hold harmless, within 10 Business Days of demand, each Credit Party and its affiliates and its and their respective directors, officers, employees and agents (each an Indemnified Person) against any loss, claim, damages or liability (each a Loss) incurred by or awarded against such Indemnified Person, in each case, arising out of or in connection with the entry into and performance by the Credit Parties of their obligations under the Commitment Documents (including in connection with the arranging, underwriting or syndication of the Term Facility) or otherwise in respect of any part of the Transaction (but, in each case, excluding any loss of profit) or any actual or threatened claim, dispute, proceedings or litigation relating to any of the foregoing whether or not any Indemnified Person is a party to the same (including, but not limited to, the reasonable fees and expenses of legal counsel to such Indemnified Person incurred in investigating or defending any such loss, claim, damages or liability).

6.2	As to any Indemnified Person, you will not be liable under paragraph 6.1 of this paragraph 6 (Indemnity) above for any Loss (including, without limitation, legal fees) incurred by or awarded against such Indemnified Person arising from (i) the gross negligence, wilful misconduct or fraud of such Indemnified Person (as determined by a court of competent jurisdiction) or (ii) any breach by such Indemnified Person of any terms of the Commitment Documents (as determined by a court of competent jurisdiction). You shall not be responsible or liable to any person for indirect or consequential losses or damages.

6.3	You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your affiliates for or in connection with the transactions contemplated by this letter, except following your acceptance of this letter, to the extent arising from the gross negligence, wilful misconduct or fraud of any Indemnified Person or a breach by any Indemnified Person of any terms of the Commitment Documents (including any failure to perform their obligations under any Commitment Document) (as determined by a court of competent jurisdiction). No Indemnified Person shall be responsible or liable to you or any of your affiliates for indirect or consequential losses or damages.

6.4	Each Indemnified Person shall promptly notify you upon becoming aware of any circumstances which may give rise to a claim for indemnification and shall consult with you with respect to the conduct of any claim, dispute, proceedings or litigation, in each case to the extent permissible by law and without prejudicing their legal privilege.

6.5	An Indemnified Person may rely on and enforce this paragraph 6 (Indemnity).

6.6	Your obligations under this paragraph 6 (Indemnity) shall be superseded by the terms of the indemnities to be contained in the Facilities Agreement in respect of the Term Facility once the Facilities Agreement has been signed (other than in respect of any prior existing claims made under this paragraph 6 (Indemnity), which shall continue).

6.7	The Company agrees that:

(a)	it is not relying on any communication (written or oral) from any or all of the Credit Parties (in such capacity) as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction; and

(b)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

7.	Confidentiality and Conflicts

7.1	Neither the Credit Parties nor you may, without the prior written consent of the other parties to this letter, disclose the Commitment Documents or any of their terms in whole or in part to any person, other than:

(a)	to:

(i)	the Credit Parties, the Investors and you;

(ii)	any of your direct or indirect shareholders and to any actual or potential direct or indirect investor in the Company;

(iii)	the Target’s board and special committee of the Target (the Special Committee) in respect of the Merger, their advisors, and any Target employee authorised by the Target’s board or the Special Committee;

(iv)	any potential Additional Arranger and any potential Additional Underwriter; and

(v)	any affiliate (including a head office, branch and representative office), representative, officer, employee, insurer, insurance brokers, service providers professional adviser and/or auditor of any of the foregoing, in each case on a confidential basis in connection with the Merger and the Term Facility;

(b)	as required by law or regulation government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal (including disclosure requirements under applicable stock exchange, listing or takeover regulations) or if required in connection with any legal, administrative or arbitration proceedings or other investigations, proceedings or disputes arising out of or in connection with the Commitment Documents or the Term Facility;

(c)	in the case of this letter and the Term Sheet only, to the Target, a Sponsor and any shareholder who is considering a sale of shares in the Target to the Sponsors, and any Affiliates and advisers of the foregoing in connection with the Merger provided that the Credit Parties shall not have any responsibility or liability under the Commitment Documents to any person other than you or any person you may assign or transfer your rights and obligations under the Commitment Documents to in accordance with paragraph 10.4; and

(d)	in the case of the Term Sheet only, to potential Lenders in connection with the syndication of the Term Facility provided they first enter into a confidentiality undertaking in favour of, and in the form agreed by, you to keep such documents and their content confidential (with a copy of such undertaking to be provided to you).

7.2	No Credit Party or its affiliate (each an Arranger Group) shall use confidential information obtained from you, the Target Group, the Sponsors or any of your affiliates or advisers in relation to the Commitment Documents, the Transaction or the Term Facility in connection with the performance of services for any other persons and will not furnish such information to other persons except as permitted under this paragraph 7 (Confidentiality and Conflicts). No member of an Arranger Group has any obligation to use, or furnish to you or any of your affiliates or any other person, any information obtained from other persons or any details of such other person in connection with the Merger or its financing and the services being provided to them.

7.3	All publicity in connection with the Term Facility shall be managed by the Arrangers in consultation with you.

7.4	The confidentiality obligations under this paragraph 7 (Confidentiality and Conflicts) shall survive the termination of this letter and remain in full force and effect until the date that is two years after the date of this letter but shall otherwise be superseded by the equivalent confidentiality obligations included in the Facilities Agreement.

7.5	You acknowledge that members of an Arranger Group may act in more than one capacity in relation to the transactions contemplated by the Commitment Documents and may have conflicting interests in respect of such different capacities. You further acknowledge that members of an Arranger Group may be full service financial services firms and may provide or engage in, amongst other business, debt financing, equity capital, financial advisory services, investment management, equity and debt security trading both for clients and as principal, securities offerings, brokerage services, hedging, principal investment and financial planning and benefits counselling in each case to other persons with whom you or your affiliates may have conflicting interests in this or other transactions. In the ordinary course of its trading, brokerage and financing activities or otherwise, a member of an Arranger Group may trade positions or otherwise effect transactions, for its own account or the account of customers, in equity, debt, loans or other securities of you or the Target Group or of any other company from time to time and exercise voting rights as they see fit.

7.6	Neither the relationship described in this letter nor the services provided by any member of an Arranger Group to you on any other matter will give rise to any fiduciary, advisory, equitable or contractual duties (including, without limitation, any duty of confidence) which could prevent or hinder any member of an Arranger Group providing similar services to other customers, or otherwise acting on behalf of other customers or for their own account. Accordingly, except for a breach of paragraph 7.2 above, in no circumstances shall any member of an Arranger Group have any liability by reasons of it or any of its affiliates conducting such other businesses, acting in their own interests or in the interests of other clients in respect of matters affecting you or your affiliates or any other person the subject of this engagement or referred to in this letter, including where, in so acting, any member of an Arranger Group acts in a manner which is adverse to the interests of you or any other person which is the subject of this engagement or which is referred to in this letter. Furthermore, no member of an Arranger Group will be required to account to you or any member of the Group for any payment, remuneration, profit or benefit it obtains as a result of acting in the ways referred to above.

8.	Period of offer

If the Company does not accept the offer made by the Original Credit Parties in this letter by signing and faxing or scanning and emailing countersigned copies of this letter, marked for the attention of Yingqiu CHEN at 9/F, Ping An Finance Centre, No.1333 Lujiazui Ring Road, Pudong New Area, Shanghai (Email: chenyingqiu452@pingan.com.cn) and He Haoqi(何皓奇) at 19F No.588 Pudong Road(s), Shanghai China (上海市浦东南路588号19楼) (Email: hehq@spdb.com.cn) before 11.59 pm Hong Kong time on the date of this letter (the Acceptance Date), such offer shall terminate on that date unless the Acceptance Date is extended by us in writing.

9.	Termination

9.1	Following acceptance in writing by the Company in the manner set out in paragraph 8 above to the offer in this letter, either the Original Credit Parties (in the case of paragraphs (a) to (d) below only) or the Company (in the case of paragraphs (a) to (c) and (e) below only) may terminate its respective obligations under the Commitment Documents and such obligations shall terminate immediately upon written notice to the Company from the Original Credit Parties (in the case of paragraphs (a) to (d) below only) or upon written notice to the Original Credit Parties from the Company (in the case of paragraphs (a) to (c) and (e) below only) if:

(a)	the Facilities Agreement is not entered into by 11.59 pm Hong Kong time on the date falling 60 Business Days after the date it is first circulated for our review (as such time and date may be extended from time to time with the consent of the Original Credit Parties (such consent not to be unreasonably withheld or delayed));

(b)	the Company (or the Sponsors on its behalf) notifies the Original Credit Parties (which it shall do so as soon as reasonably practicable) that (i) it has conclusively and definitively withdrawn and terminated its (and any of its Affiliates’) bid for the entire issued share capital of the Target, (ii) the Special Committee have notified the Sponsors that the Company’s (and any of its Affiliates’) offer for the Target Group is conclusively and definitively rejected, (iii) the Special Committee conclusively and definitively terminates such merger process or (iv) the Merger Agreement is terminated in accordance with the terms thereof;

(c)	Completion has not occurred by 11.59 pm Hong Kong time on the End Date (as defined in the Merger Agreement) (as such time and date may be extended from time to time with the consent of the Original Credit Parties (such consent not to be unreasonably withheld or delayed));

(d)	the Company fails to comply with any terms of this letter in any material respect and has not remedied such failure to comply within 10 Business Days of a written notice from the Original Arrangers; or

(e)	subject to paragraph 9.2 below, any of the Original Credit Parties fails to comply with any term of this letter in any material respect or the Company has requested (acting reasonably and in good faith) amendments and/or supplements to the Commitment Documents, the Finance Documents or any other documents delivered thereunder or in relation thereto (including the Merger Agreement) that are necessary to implement or complete the Merger or have arisen as part of the negotiations with the Target, its board and the Special Committee in connection with the Merger following the date of this letter or as contemplated pursuant to the Merger Agreement and which are not (taken as a whole) materially adverse to the interests of that Original Credit Party or conflict with the requirements of that Original Credit Party set out in its credit committee’s approval letter and the relevant Original Credit Party has not consented to such amendment.

9.2	Notwithstanding paragraph 9.1 above, if the Company exercises its termination rights pursuant to paragraph 9.1(e) in respect of any Original Credit Party (the Defaulting Credit Party), the Company’s rights against that Original Credit Party (other than any Defaulting Credit Party) under the Commitment Documents shall remain in force and the Company shall be permitted to appoint, within 20 Business Days of such termination, an additional bank or other person as additional arranger, bookrunner and/or underwriter to act with us in relation to all or any of the Term Facility and in respect of the respective commitments of the Defaulting Credit Party (on the same terms contained within the Commitment Documents and on the same economics as the Defaulting Credit Party).

9.3	This paragraph 9.3 and paragraphs 6 (Indemnity), 7 (Confidentiality and Conflicts), 12 (Third Party Rights) and 13 (Governing law and jurisdiction)) of this letter and any obligations under the Fee Letter shall survive any termination or cancellation (for whatever reason) of this letter.

10.	Miscellaneous

10.1	The Commitment Documents supersede any prior understanding or agreement relating to the Term Facility and comprise the entire agreement between us.

10.2	The Commitment Documents may not be amended except in writing signed by each of the parties to the relevant Commitment Document.

10.3	No failure to exercise, nor delay in exercising any right or remedy under the Commitment Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any right or remedy. The rights and remedies provided in each Commitment Document are cumulative and not exclusive of any rights or remedies provided by law.

10.4	No party may assign or transfer rights or obligations under the Commitment Documents without the consent of the other parties and any attempted assignment or transfer without such consent is void and unenforceable except that any transfer or assignment of rights in respect of any arrangement fee under the Fee Letter may be made in accordance with that Fee Letter.

10.5	Any Commitment Document may be signed in any number of counterparts. This has the same effect as if the signatures were on a single copy of that Commitment Document.

10.6	Each Credit Party may delegate, by prior written notice to you, any or all of its rights and obligations under the Commitment Documents to any of its subsidiaries or affiliates (each a Delegate) and may designate any Delegate as responsible for the performance of any of its appointed functions under the Commitment Documents provided that each Credit Party shall remain liable to you and any other Credit Party for the performance of such rights and obligations by its Delegate and for any loss or liability suffered by you or any other Credit Party as a result of such Delegate’s failure to perform such obligations. Each Delegate may rely on this letter.

10.7	If a term of any Commitment Document becomes illegal, invalid or unenforceable in any jurisdiction that will not affect the legality, validity or enforceability of (i) any other term of the Commitment Documents or (ii) that term in any other jurisdictions.

10.8	No Credit Party is acting as a fiduciary for, or providing any legal, tax accounting, actuarial or regulatory advice to, you or any of your affiliates in connection with the Transaction.

10.9	You have made your own independent decision to enter into, and are not relying on any communication from any Credit Party, in its capacity as a Credit Party, as advice or recommendation to enter into, the transactions contemplated in the Commitment Documents. The Credit Parties make no representation or warranty as to the profitability or expected results of the transactions contemplated in the Commitment Documents.

11.	No Announcements

No party shall make (and shall cause each of its affiliates not to make) any public announcement regarding any or all of the Transaction or the Term Facility without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Merger is publicly announced or disclosed, each Credit Party shall consult with the Company and provide the Company a reasonable opportunity to review and comment on (and reasonably consider such proposed comments) prior to disclosing, at its own expense, its participation in the Term Facility, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

12.	Third Party Rights

12.1	Except as expressly stated otherwise in paragraph 6 (Indemnity) above or any other provision of any Commitment Documents, the terms of any Commitment Document may be enforced or relied on only by a party to it or such party’s successors or permitted assigns and the terms of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) are excluded.

12.2	Notwithstanding the rights of Indemnified Persons under paragraph 6 (Indemnity) above, any of the Commitment Documents may at any time be amended, waived, rescinded or terminated by the parties thereto without the consent of any person who is not a party thereto.

13.	Governing law and jurisdiction

13.1	The Commitment Documents are governed by Hong Kong law.

13.2	Each party submits, for the benefit of the other parties, to the exclusive jurisdiction of the Hong Kong courts for the resolution of any dispute or proceedings arising out of or in connection with any of the Commitment Documents (including any dispute relating to non-contractual obligations arising out of or in connection with any Commitment Documents).

To accept this offer please sign and return to the Original Arrangers a copy of this letter.

If this offer is not so accepted, you are directed to return the Commitment Documents (and any copies) to the Credit Parties immediately.

If you agree to the above, please acknowledge your agreement and acceptance of this letter by signing and returning the enclosed copy of this letter countersigned by you.

Yours faithfully,

/s/ Zhaohui Zhang

For and on behalf of

Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行)

as Original Arranger

By: Zhaohui Zhang

/s/ Sunan Wang

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

as Original Arranger

By: Sunan Wang

/s/ Zhaohui Zhang

For and on behalf of

Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行)

as Original Underwriter

By: Zhaohui Zhang

/s/ Sunan Wang

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

as Original Underwriter

By: Sunan Wang

Accepted and Agreed.

/s/ Hui Li

For and on behalf of

CBPO Group Limited

Date: 13 November 2020

PRIVATE AND CONFIDENTIAL

PROJECT CATHERINE – TERM SHEET

PART I - GENERAL

Sponsors:	Funds, partnerships and/or other entities owned, managed, controlled or advised by Centurium Capital Management Ltd., CITIC Capital China Partners IV, L.P., PW Medtech Group Limited, Parfield International Ltd., HH Sum-XXII Holdings Limited, V-Sciences Investments Pte. Ltd, Biomedical Treasure Limited and Biomedical Future Limited together with any additional parties who may accede to the Consortium Agreement in accordance with the terms thereof (together the Consortium Members) on or prior to the Closing Date and/or any of their respective affiliates, and any funds, partnerships and/or other entities or individuals which have the right to or may become a direct shareholder of the Parent pursuant to any agreement entered into or any arrangement with any of the Consortium Members and/or any of their respective affiliates existing on or prior to the Closing Date and which has been disclosed to the Agent on or prior to the Closing Date and/or any of their respective affiliates.

Investors:	The Sponsors, any Sponsor Affiliate, management, employees and any other person holding an interest in the Group pursuant to a management incentive plan, incentive scheme or similar arrangement, any co-investor agreed with the Arrangers and any other person approved by the Majority Lenders, in each case, including their respective successors, assigns and transferees.

Arrangers:	Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行), Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) and up to two additional Arrangers appointed by the Company in accordance with the terms of the Commitment Letter.

Underwriters:	Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行), Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) and up to two additional Underwriters appointed by the Company in accordance with the terms of the Commitment Letter.

Lenders:	The Underwriters and any other person who becomes a Lender in accordance with “Assignments and Transfers” below.

Agent:	One of the Arrangers as selected by the Company prior to the Signing Date.

Security Agent:	One of the Arrangers as selected by the Company prior to the Signing Date.

Offshore Account Bank:	Each of the Original Arrangers in accordance with the provision of this Term Sheet.

Onshore Account Bank:	Each of the Original Arrangers in accordance with the provision of this Term Sheet.

Finance Parties:	The Arrangers, the Lenders, the Agent, the Security Agent and any hedging counterparty (for specified purposes to be agreed).

Parent:	CBPO Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability.

Company:	CBPO Group Limited, an exempted company incorporated in the Cayman Islands with limited liability and will be merged into the Target on closing of the Merger.

Obligors:	The Company and each security provider (other than the Parent).

Obligors’ Agent:	The Company.

Group:	The Company and its subsidiaries (each, a Group Member).

Target:	China Biologic Products Holdings, Inc. (NASDAQ: CBPO).

Target Group:	The Target and its Subsidiaries.

WFOE:	Any Group Member incorporated in the PRC that is directly wholly-owned by a Group Member incorporated outside the PRC.

Material Subsidiary:	Each Group Member (whether a direct or indirect subsidiary) whose total revenue or net profit (on a consolidated basis if it has Subsidiaries) represents more than 5% of the consolidated total revenue or net profits of the Group (which shall, in each case, be tested annually by reference to the Group’s annual audited accounts).

Merger:	The merger of the Company with the Target in accordance with the terms of the Merger Agreement (and on the date on which the Merger occurs, the Closing Date).

Merger Documents:

(a)         The agreement and plan of merger to be dated on or about the date of the Commitment Letter amongst the Parent, the Company and the Target (the Merger Agreement).

(b)         The support agreement to be signed prior to or substantially concurrently with the Merger Agreement, which shall provide, among other things, the contribution of Target shares by the Investors to Parent in exchange for Parent shares to be issued to such Investors immediately before the Closing.

(c)          Any other documents designated as such by the Company and the Arrangers (including any disclosure letter).

Consortium Agreement:	The consortium agreement, dated as of 18 September 2019, by and among, Beachhead Holdings Limited, PW Medtech Group Limited (普华和顺集团公司), CITIC Capital China Partners IV, L.P., represented by its general partner CCP IV GP Ltd., Parfield International Ltd., HH Sum-XXII Holdings Limited and V-Sciences Investments Pte Ltd, as amended, restated, supplemented or otherwise modified from time to time.

Debt Push-down:	Any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or quasi-security given, or other transaction arising, in connection with the Onshore Acquisition for the ultimate purpose of prepaying all or part of the Term Facility.

Onshore Acquisition Facility:	The onshore term loan facility to be provided to a Group Member incorporated in the PRC in connection with financing of the acquisition consideration and/or transaction costs of the Onshore Acquisition.

Onshore Acquisition:	The acquisition of approximately 80% equity interests in 天新福（北京）医疗器材股份有限公司 (TianXinFu (Beijing) Medical Appliance Co., Ltd.) by 泰邦生物科技（山东）有限公司 (Taibang Biotech (Shandong) Co., Ltd.) or any other Group Member.

PRC:	The People’s Republic of China which, for the purpose of the Commitment Documents, does not include Hong Kong, Macau or Taiwan.

PART II - TERM FACILITY
Facility Amount:	US$1,100,000,000 senior term loan facility (the Term Facility and the loans thereunder, the Term Facility Loans).

Utilisation:	No more than one (1) Term Facility Loan may be outstanding. The date of first utilisation of the Term Facility shall be the Initial Utilisation Date.

Signing Date:	The date of signing the Facilities Agreement in respect of the Term Facility shall be the Signing Date.

Currency:	US$.

Ranking:	Senior secured term facility.

Purposes:	To finance (directly or indirectly): (i) the purchase price payable for the Merger pursuant to the Merger Documents; and/or (ii) payment (or reimbursement) of Transaction Costs.

Borrower:	The Company.

Availability Period:	From the Signing Date to the earliest of: (i) the Initial Utilisation Date, (ii) 12 months from the date of the Commitment Letter subject to any extension to a further 12 months from the date of the newly issued Commitment Letter as provided in this sub-paragraph (ii), provided that the Arranger and the Underwriter shall deliver an updated Commitment Letter on the same terms at the request of the Company on a date falling no earlier than 6 months from the Acceptance Date (as defined in the Commitment Letter) if the Company, in its reasonable opinion, determines that the End Date (as defined in the Merger Agreement) has been or will be extended and the Arranger and the Underwriter have obtained a credit approval for such updated Commitment Letter; and (iii) the first date on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms.

Interest rate:	LIBOR plus the applicable Margin.

Interest Periods:	Six months, or to the extent agreed by each Lender of the Term Facility, another period as selected by the Company.

Margin:	As per the Fee Letter.

Default interest:

Debt service reserve:

The amount from time to time standing to the credit of an account to be opened in the name of the Borrower with the Account Bank in which debt service reserve is to be maintained (the Debt Service Reserve Account).

The Borrower shall maintain a minimum reserve of interest payment amount and the periodic fee under the Fee Letter projected to accrue for the next 6 months in respect of the Term Facility Loan (the Debt Service Reserve Amount).

Maturity Date:	7 years from the Signing Date.

Repayment:	The Term Facility will amortise in instalments on each date set forth below.

	Months after the Initial Utilisation Date (each a Repayment Date)	Amount (Percentage of amount drawn on the Initial Utilisation Date)
	36	10%
	48	10%
	60	20%
	72	20%
	Maturity Date	The remaining outstanding balance

Arrangement Fees:	As per the Fee Letter.

Prepayment Fees:	None.

Agent/Security Agent fee:	None.

No deal, no fee:	Unless otherwise provided in the section “Costs and expenses” below, no fees, costs, expenses or other amounts are due or payable unless the Initial Utilisation Date occur.

Costs and expenses:	The (a) reasonable and documented out of pocket costs and expenses (including legal fees) incurred by the Arranger, the Agent and the Security Agent in connection with negotiation, preparation, execution and perfection of the Finance Documents and related documents and the syndication of the Term Facility and (b) reasonable and documented third-party costs (including legal fees) of the Agent and Security Agent incurred in connection with any amendment or waiver of a Finance Document requested by the Group will in each case be reimbursed by the Company within 10 business days of demand, subject to any agreed caps and other than the above legal fees, subject to the “No deal, no fee” section above.

Voluntary prepayments and cancellations:	Permitted at any time without premium or penalty on three business days’ notice (in minimum amounts of US$1,000,000), subject to payment of break costs (excluding Margin) if not made on the last day of an Interest Period. Conditional prepayment notices are permitted subject to the Company indemnifying the relevant Lenders against cost and liability incurred as a result of revocation (including break costs). Voluntary prepayments may be applied against such repayment instalments as the Company determines in its sole discretion.

Mandatory prepayments:

(a)         Change of Control: If required by an individual Lender in respect of its commitments within 60 days following notification by the Company that a Change of Control or a disposal of all or substantially all of the business or assets of the Group has occurred, that Lender must be prepaid at par and/or cancelled in full on the date that is not less than 30 business days from that Lender’s request.

Change of Control means the Sponsors cease to hold directly or indirectly in aggregate more than 50% of the issued shares or voting interests in the Company, or to have the power to appoint or remove directors or other equivalent officers of the Company which control the majority of votes which may be cast at a meeting of the board of directors of the Company.

(b)          Debt Push-down: Subject to permissibility under applicable laws and regulations, any regulatory restrictions and cooperation by the Lenders and lenders of the Onshore Acquisition Facility, an aggregate amount equal to the net proceeds received by the Company (net of any costs, expenses or liability associated with repatriation of cash from the PRC) pursuant to the Debt Push-down shall be applied towards prepayment of the Term Facility within 30 Business Days of receipt of the funds by the Company, such funds may only be transferred from a controlled account to another controlled account, each opened by the relevant Group Members with the Account Bank until they have been applied to repay the Term Facility Loans.

(c)          Others: Prepayment in the event of illegality, tax gross-up and increased costs to be included as per Documentation Principles (as defined below).

Prepayments generally:	All prepayments referred to in the “Mandatory Prepayments” section shall be reduced by the amount of taxes and costs incurred in effecting such prepayment and shall be deemed to include any applicable accrued interest and any associated hedge termination costs and such amounts of principal required to be prepaid shall be reduced accordingly to fund any applicable accrued interest which shall also fall due for payment (and any hedge termination costs relating to any termination of hedging arrangements in whole or in part) as a result of such prepayment of principal.

Application:

Mandatory prepayments shall be applied to the Term Facility Loans (with the commitment thereunder cancelled in a corresponding amount).

Mandatory prepayments shall be applied against the annual repayment installments of the Term Facility on a pro rata basis.

Unless otherwise specified, prepayments shall be made at the end of the current Interest Period (being, if applicable, the Interest Period in which such proceeds are received).

Permitted Refinancing:	The Finance Documents will permit any refinancing, exchange or other replacement of all of the Term Facility (and all fees, costs, expenses, prepayment premium and similar incurred in connection with such refinancing, exchange or replacement) in accordance with the indebtedness and liens covenants with one or more secured or unsecured bonds, notes, loans or other debt instruments (the Refinancing Indebtedness).

Permitted IPO:

The Finance Documents will permit any IPO of the Company, any other Group Member or an IPO Holding Company at any time, and no consent from the Majority Lenders will be required in connection with the IPO provided that:

(a)          no IPO will result in a Change of Control;

(b)          no Event of Default is continuing or would result from the IPO; and

(c)          in the case of an IPO of a Material Subsidiary, after giving effect to the IPO, such IPO Entity remains a Subsidiary of the Company after the IPO.

IPO means the listing or admission to trading on any stock or securities exchange or market of any share or securities of the Company, or any other Group Member or any holding company of the Company that has been established for the purposes of the Investors’ investment in the Company (but excluding any Investor or Investor Affiliate or any holding company thereof, other than any direct or indirect holding company of the Company whose primary assets comprise a direct or indirect shareholding in the Company) (IPO Holding Company), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Company, any other Group Member or any IPO Holding Company, in any jurisdiction or country (the entity whose shares or securities are so listed, admitted to trading, sold or issued being the IPO Entity).

PART III - OTHER TERMS

Documentation Principles:	The Term Facility will be documented in a facilities agreement (the Facilities Agreement) based on recent global sponsor precedent facilities agreement in the Asian leveraged finance market, amended to take into account the terms set out in this term sheet and having regard (acting reasonably and in good faith) to any deal specific issues relating to the Transaction, the operational and strategic requirements of the Sponsors and the Group in light of the proposed business plan. The first draft of the Facilities Agreement will be prepared by counsel for the Sponsors on that basis and shall take into account recent English law or Hong Kong law precedents for global private equity sponsors for similar transactions in the Asian leveraged finance market.

Finance Documents:	The Facilities Agreement, fee letter(s), intercreditor agreement (the Intercreditor Agreement), ancillary documents, security documents and, for specified purposes to be agreed, hedging documents.

Intercreditor Agreement:

The Intercreditor Agreement will rank the Term Facility and any Hedging Debt pari passu and without any preference between them (including in respect of the Transaction Security). The Instructing Group for the purposes of decision making under the Intercreditor Agreement is the majority senior secured creditors (being creditors in respect of the Term Facility and any Hedging Debt) holding two thirds or more of all senior secured liabilities or, at any time when amounts outstanding under the Term Facility and Hedging Debt aggregate 35 per cent. or more of the total senior secured liabilities, two thirds of the creditors under the Term Facility and Hedging Debt.

For the purpose of this paragraph, Hedging Debt means any liabilities or obligations owed by any Obligor to any hedge counterparty under or in connection with any hedging agreements, which will rank pari passu with the Term Facility pursuant to this Term Sheet.

Initial Conditions Precedent:	The availability of the Term Facility is subject to the Agent (acting reasonably and on the instructions of the Arrangers) having received or being satisfied it will receive (or having waived the requirement to receive) the items in Schedule 1 (Initial Conditions Precedent).

Certain Funds Conditions:	In addition to the Initial Conditions Precedent above, borrowing of the Term Facility during the Certain Funds Period will be subject only to:

	(a)	no Events of Default having occurred and continuing, limited to non-payment, breach of other obligations (to the extent relating to the financial indebtedness, restricted payments, negative pledge, disposals, loans or credit or guarantee, merger, acquisitions, joint ventures, holding companies and acquisition documents covenants), misrepresentation (to the extent relating to status, binding obligations, no-conflict, power and authority, holding company, authorisations, legal and beneficial ownership (including shares in the Company is fully paid up and is not subject to restrictions on transfer)), invalidity, unlawfulness and repudiation, insolvency proceedings, insolvency and creditors’ process in each case in relation to the Parent and the Company only (and without any application (including by way of procurement obligation) in respect of the Target or any member of the Target Group);

	(b)	no Change of Control having occurred; and

(c) in relation to a Lender, it has not become illegal for that Lender to lend the Term Facility after the date it has become a Lender (provided that this shall not affect the obligation of any other Lender if any funding shortfall created as a result of such illegality is met by the aggregate of new funding or commitment provided by one or more new lenders and the Group’s own funds (including the proceeds of any new equity and/or subordinated debt made available to the Company)).

No Lender may exercise any right of cancellation, acceleration, enforcement, rescission, termination or set-off or any other right to affect or prevent the making of any utilisation of the Term Facility during the Certain Funds Period other than as provided above. There will be no market or business material adverse change, rating or financial covenant or any condition related directly or indirectly to the Target Group as a condition precedent to borrowing of the Term Facility during the Certain Funds Period.

Certain Funds Period means the period from the Signing Date until (and including) the last day of the Availability Period in respect of the Term Facility.

Financial covenant:	Net Leverage Ratio: The Net Leverage Ratio in respect of a Relevant Period will not exceed the ratio set out opposite such Relevant Period ending on the date in the table below:

Relevant Period	Maximum Net Leverage Ratio
On or before 31 December 2021	6.5:1
On or before 31 December 2022	5.5:1
On or before 31 December 2023	5.0:1
On or before 31 December 2024	4.5:1
On or before 31 December 2025	4.0:1
Thereafter	4.0:1

First Test Date means the earlier of (i) last day of the Financial Year ending after the Initial Utilisation Date and (ii) 31 December 2021.

Net Leverage Ratio means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

Additional definitions and further details on the financial covenant are set out in Schedule 4 (Financial Covenant). EBITDA shall be adjusted by giving effect to any Pro Forma Adjustment (as defined in Schedule 4 (Financial Covenant)). Except as otherwise provided in this term sheet, the definitions and provisions relating to financial covenant shall be consistent with the Documentation Principles.

The financial covenant will be tested with the first test taking place on the First Test Date and annually thereafter.

Equity Cure:

The Company has the ability to prevent and/or cure breaches of any financial covenant by the Parent making any New Shareholder Injection in the Company in an amount at least sufficient to ensure that the financial covenant would be complied with if re-tested (an Equity Cure) no later than the date falling 30 days after delivery of the compliance certificate for the Relevant Period in which a financial covenant is in breach.

The amount of any Equity Cure (the Cure Amount) shall be added to EBITDA or, at the election of the Company, pro forma reduction of Total Net Debt as at the start of the applicable Relevant Period for the purposes of calculating the Net Leverage Ratio.

No more than seven Equity Cures over the life of the Term Facility, no limited on pre-curing or over-curing. Amount injected can be used for any working capital and operating expenditure of the Group, as an Acceptable Funding Source (except for the purpose of “Cashflow” to the extent in any Relevant Period such amount is already counted in Cashflow as a result of an Equity Cure), or any other purpose not prohibited by the Finance Documents (other than making any Permitted Distribution). There is no requirement to apply any Equity Cure in prepayment.

Irrespective of any Equity Cure, if there is a breach of a financial covenant and on the next Test Date that financial covenant is satisfied, the previous breach (and any resulting actual or potential Events of Default) of a financial covenant will be deemed to have been automatically waived and remedied, provided that there is no Acceleration Event which is continuing on the next Test Date.

Any recalculation made hereunder will be solely for the purpose of curing a breach of the financial covenant and shall not count towards any other permission or usage under the Finance Documents.

Representations:	See Schedule 2 (Representations).

Information Undertakings:	See Schedule 3 (Information Undertakings).

General Undertakings:	See Schedule 5 (Undertakings).

Events of Default:	See Schedule 6 (Events of Default). An Event of Default is continuing or outstanding unless it is remedied or waived.

Guarantees:	None.

Security:	Subject to the principles to be set out in the Facilities Agreement in connection with grant, perfection, enforcement and release of Transaction Security and terms of such Transaction Security (the Agreed Security Principles) and the provisions of this section, the following Security will be required to be granted as a condition precedent to the Initial Utilisation Date:

	(a)	limited recourse security over all the shares in and all intercompany loans made to the Company by the Parent; and

	(b)	charge over offshore dividends collection account and Debt Service Reserve Account of the Company.

Subject to the Agreed Security Principles and the provisions of this section, the following offshore security shall be granted, (in respect of each offshore Material Subsidiary of the Target that is incorporated outside of the PRC by its parent which is a Group Member as at the Initial Utilisation Date) within 120 days of the Initial Utilisation Date or (in respect of any offshore Group Member that becomes a Material Subsidiary of the Target after the Initial Utilisation Date) within 120 days of the delivery of the relevant compliance certificate certifying it is a Material Subsidiary: security over all the shares in and all intercompany loans made to each offshore Material Subsidiary of the Target by any Group Member and pledge over dividends collection account of such offshore Material Subsidiaries.

Subject to the Agreed Security Principles and the provisions of this section, following onshore security shall be granted, (in respect of each first-tier WFOE or onshore Material Subsidiary of the Target as at the Initial Utilisation Date) within 120 days of the Initial Utilisation Date or (in respect of any Group Member that becomes a first-tier WFOE or onshore Material Subsidiary of the Target after the Initial Utilisation Date) within 120 days of the relevant Group Member becoming a first-tier WFOE or the delivery of the relevant compliance certificate certifying it is a Material Subsidiary:

(a)	security over shares in each first-tier WFOEs of the Group by its parent; and

(b)	if applicable, pledge over equity interest in each Material Subsidiary of the Target that is incorporated in the PRC by its parent which is a Group Member;

(c)	pledge over cash deposit of not less than US$200,000,000 (or its equivalent) in the PRC by relevant Group Members (such pledge will be released and paid to a controlled account in the name of Group Members maintained with the Account Bank on the earlier of (i) submission of utilisation request in relation to the initial utilisation of any Onshore Acquisition Facility and (ii) the date falling 2 years after the Closing Date, in each case for the ultimate purpose of prepaying the Term Facility Loans provided that after release of the cash deposits, such funds may only be transferred from a controlled account to another controlled account, each opened by the relevant Group Members with the Account Bank until they have been applied to repay the Term Facility Loans), provided that,

(i)	in respect of paragraph (b), such onshore security shall be subject to permissibility under applicable laws and regulations, any regulatory restrictions and cooperation by the Lenders and the Security Agent;

(ii)	the Group’s obligation to register such onshore security under paragraphs (b) and (c) with SAFE (if applicable) shall be on a commercially reasonable endeavours basis. The Group’s obligation to register such onshore security under paragraphs (b) and (c) with the relevant PRC authority shall cease if the relevant registration is not completed within 6 months of the granting of the security by the relevant Group Member provided that failure to register with the relevant PRC authority (which is due to such PRC authority’s express refusal of the registration application, provided that all application documents are prepared and submitted in order) shall not result in any Default or Event of Default under the Finance Documents so long as the executed onshore security(s) is not contractually released unless it is expected by the Company (acting reasonably) to result in any sanctions or penalties against such Group Member under applicable laws or regulations in the PRC. If such refused registration (including but not limited to SAFE and SAMR) is accepted by the relevant PRC authority later due to the change of law or regulatory policies or practices that have been announced publicly, the relevant Group Member shall resume to complete such registration with relevant PRC authority as soon as reasonable practicable (for the registration with SAFE, it is still on a commercially reasonable endeavours basis); and

(iii) no equity pledge or share security shall be provided in respect of any new first-tier WFOE or Material Subsidiary established or acquired by a Group Member in each case pursuant to a Permitted Acquisition after the date of Initial Utilisation Date if equity pledge or share security of such first-tier WFOE or Material Subsidiary is granted in favour of a third party lender under a financing to fund such Permitted Acquisition on the condition that a right of first offer to propose terms for such acquisition financing has been offered to the Lenders at the relevant time before approaching any third party lenders and the relevant Group Member shall negotiate in good faith with the relevant Lenders on the terms of such financing and choose (in its sole discretion) the financing offered by the relevant Lenders unless their terms (taken as a whole) are more onerous for relevant Group Member (as determined by the board of directors of the Group Member acting in good faith) than the terms offered by a third party lender.

No guarantee or security from the Target or any of its subsidiaries is required as a condition precedent to the Initial Utilisation Date.

The Security Agent shall promptly release the Transaction Security required for the purpose of completing a Permitted Reorganisation and/or Onshore Acquisition Facility.

Acceleration Event:	Subject to “Certain Funds Conditions” above and “Clean Up Period” below, an Acceleration Event means following an Event of Default that is continuing, the relevant Agent, acting on the instructions of the Super Majority Lenders, gives notice that all outstanding amounts under the Term Facility are immediately due and payable (or, having previously placed such outstanding amounts on demand, making demand for payment).

Clean Up Period:	Until and including the date falling 120 business days after the Closing Date (the Clean Up Period), events or circumstances relating to the Target Group which would otherwise breach the representations or undertakings or cause an actual or potential Event of Default (other than an Event of Default resulting from non-payment, insolvency, insolvency proceedings, creditors’ process, unlawfulness, non-compliance with security or guarantee undertakings, invalidity or repudiation) shall not constitute a breach or be an actual or potential Event of Default or act as a drawstop, unless such event or circumstance:

(a) has a Material Adverse Effect;

(b) was procured or approved by the Company; or

(c) is unremedied at the end of the Clean Up Period,

provided that such breach is capable of remedy and reasonable steps are taken to remedy such breach if the Company is aware of the relevant circumstances at the time.

In addition, in the case of any acquisition permitted by the Facilities Agreement, there will be a 120 business days “clean-up” period commencing on the date of completion of such acquisition in respect of circumstances relating only to the acquired entity or business.

Material Adverse Effect:	A material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Group and the timing and likelihood of recovery) on:

	(a)	the consolidated business, assets or financial condition of the Group (taken as a whole);

	(b)	the ability of the Obligors (taken as a whole) to perform its payment obligations under any Finance Document; or

	(c)	subject to legal reservations and any perfection requirements, the validity or enforceability of any Finance Document in accordance with their terms or the effectiveness of any Transaction Security granted pursuant to any of the Finance Documents in any way which is:

(i)	materially adverse to the interests of the Lenders taken as a whole under the Finance Documents (taken as a whole); and

(ii)	if capable of remedy, not remedied within 30 days of the Company becoming aware of the relevant event or circumstance or being given notice of the same by the Agent.

Hedging:	The Group may enter into hedging arrangements in the ordinary course of business hedging not for speculative purposes with any person. Any provider of hedging in connection with the Term Facility (not for speculative purpose) shall, subject to accession to the Intercreditor Agreement as a hedging counterparty, be treated as a pari passu senior creditor and share in security package (for the avoidance of doubt, only loan-specific hedging may share in security). All hedging contracts will be by way of ISDA documentation. No minimum hedging requirement.

Majority Lenders:	Lenders holding 50.1% or more of the aggregate amount of loans and unused commitments under the Term Facility.

Super Majority Lenders:	Lenders holding more than 75% of the aggregate amount of the loans and unused commitments under the Term Facility.

Lender Voting and Amendments:	The Finance Documents may be amended or waived with the consent of the Company and the Majority Lenders.

Matters requiring Super Majority Lenders’ approval will be limited to amendments or waivers to (other than expressly permitted by the provisions of any Finance Document):

	(a)	the nature or scope of the Transaction Security (including any release thereof);

	(b)	negative undertakings in relation to negative pledge, disposal, loan, credit or guarantees, dividend and other restricted payments and financial indebtedness;

	(c)	definition of “Material Subsidiary”;

	(d)	any reduction in “Debt Service Reserve Amount” and paragraph (m) Debt Service Reserve Account in Schedule 1 (Initial Conditions Precedent);

	(e)	purpose of any Permitted Refinancing;

	(f)	Maximum Net Leverage Ratio;

	(g)	equity cure deadline and maximum number of cures;

	(h)	condition subsequent deadline in relation to any account opening obligation; and

	(i)	paragraph (e) (cross-default) of Schedule 6 (Events of Default).

Matters requiring all Lenders’ approval will be limited to amendments or waivers to:

	(a)	the definition of Change of Control, Majority Lenders, Super Majority Lenders or Structural Adjustment;

	(b)	matters set out in this section setting out unanimous Lender decisions;

	(c)	provisions that expressly require the consent of all Lenders;

	(d)	the rights of Lenders to assign or transfer their rights or obligations under the Finance Documents;

	(e)	provisions governing the several rights and obligations of Lenders;

	(f)	(other than expressly permitted by the provisions of any Finance Document) provisions governing the sharing of recoveries among the Lenders;

	(g)	(other than expressly permitted by the provisions of any Finance Document) the manner in which the proceeds of enforcement of the Transaction Security are distributed;

	(h)	any change to a Borrower or an Obligor (in each case without prejudice to the provisions in this term sheet regarding release of guarantees and Transaction Security) other than in accordance with the Facilities Agreement;

	(i)	any amendment to the order of priority or subordination under the Intercreditor Agreement; and

	(j)	the governing law provision.

Structural Adjustment:	Only affected Lenders’ consent required provided that Majority Lender consent is obtained for an amendment or waiver that:

	(a)	makes an increase in or addition to any commitment or any extension of the availability of any commitment;

	(b)	makes an extension to the date of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents;

	(c)	makes a reduction in the principal, interest rate, fees, commission or other amount payable under the Finance Documents or redenomination of the currency of any amount payable thereunder;

	(d)	introduces any additional loan, commitment or facility under the Finance Documents (provided that any such additional loan, commitment or facility shall rank pari passu with, or junior to, the Term Facility);

	(e)	makes a reduction of any mandatory prepayment (or makes an extension of its payment date); or

	(f)	makes any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any guarantee or security) consequential on or required to implement or reflect any of the foregoing.

Excluded Commitments:	If a Lender:

	(a)	does not accept or reject, in writing, a request from any Group Member for any consent, amendment, release or waiver under the Finance Documents within 20 business days (or any other period of time specified by the Company with the prior agreement of the relevant Agent if less than 20 business days) of the date of such request being made or notifies the relevant Agent in writing that it is abstaining from responding to such request (such Lender being a Non-Responding Lender); or

	(b)	becomes a Defaulting Lender,

with respect to the relevant consent, waiver or amendment and any Defaulting Lender’s and Non- Responding Lender’s participations and commitments shall be excluded from the calculation and shall not be required in order to achieve the required level or approvals.

Replacement Lender:	In the event that a Lender:

	(a)	seeks to charge or claim any amount pursuant to any illegality, tax gross up, tax indemnity, increased cost or market disruption provisions of the Finance Documents (an Increased Costs Lender);

	(b)	has failed to participate in a utilisation it is obliged to make under the Finance Documents;

	(c)	has given notice to a Group Member or the relevant Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in, a utilisation in breach of the Facilities Agreement;

	(d)	has otherwise rescinded or repudiated a Finance Document or any term of a Finance Document;

	(e)	which is or is acting on behalf of (including in its capacity as the grantor of a participation or any other agreement pursuant to which such right may pass) a person engaging principally in a business that is in commercial competition with the core business of the Group (such person, a Competitor), an investor or equity holder in a Competitor or any advisor to any such person referred to above, subject to exceptions (including but not limited to (i) dealing in shares in or securities of a Competitor acting on behalf of third parties as a broker or similar or where the relevant team or employees engaged in such dealing operate on the public side of an Information Barrier and (ii) being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender with an Information Barrier) to be agreed, excluding, for the purpose of this paragraph (e), any Affiliate of the Original Lender or Arranger who is an investor or equity holder who holds less than 10% equity interest in a Competitor;

	(f)	is a Defaulting Lender or one with respect to which an insolvency event has occurred; and/or

	(g)	is a Non-Responding Lender,

the Company shall be entitled (but not obliged) to (i) require the transfer of all of such Lender’s participation at par plus accrued interest and fees to one or more persons selected by the Company, who is willing to take such transfer, (ii) prepay (or to procure that another Group Member prepays) all of such Lender’s participation at par plus accrued interest and fees and/or (iii) cancel all undrawn commitments of that Lender.

Assignments and Transfers:

No Transfer permitted until following the Initial Utilisation Date. Transfer means a transfer, assignment, novation (or any such arrangement having a similar effect, whether it conveys voting rights or otherwise) or a sub-participation or sub-contract (which involves a transfer of any voting right, direct or indirectly, under or in relation to the Finance Document (including as a result of being able to direct the way that another person exercises its voting rights)).

Each Lender will be free to Transfer its commitments in the Term Facility at any time after the Initial Utilisation Date in whole or in part to any bank, financial institution, fund, trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or any other person with the prior written consent of the Company (in the absolute discretion of the Company) provided that unless the Transfer is made (x) to another Lender or an affiliate of a Lender (with no less than 10 business days’ prior notice to the Company), (y) to a person on an agreed whitelist, or (z) while a non-payment, insolvency, insolvency proceeding or creditors’ process Event of Default is continuing. Other transfer provisions to be consistent with the Documentation Principles. Absolute prohibition (both prior to or post an Event of Default) on Transfers to Defaulting Lenders, non-commercial lenders (hedge fund, loan-to-own fund, private equity fund, debt restructuring fund or activist fund but does not include a Sponsor Affiliate) and Competitors. Purported transfers in breach of transfer provisions are void.

The Lenders will bear all fees, costs and expenses in connection with a Transfer and the Group will not be required to pay any fees, costs, expenses, taxes, indemnity payment, gross-up payment, increased cost payment or other payment to a new Lender (or a Lender lending through a new facility office) in excess of what it would have been required to pay immediately prior to the Transfer being effected.

Debt Buy Backs:

No restriction on Group Members acquiring loans provided that such purchase is either (a) per the LMA solicitation or open order process or (b) is funded from paragraphs (i), (ii), (iii) or (iv) of the definition of Acceptable Funding Sources.

The acquired loans must be irrevocably cancelled as soon as reasonably practicable following completion of the transfer unless the purchaser is not the Company or cancellation gives rise to adverse tax consequences, provided that where loans remain outstanding no member of the Group shall be permitted to (i) exercise any voting rights attached to such loans (except in certain limited circumstances), (ii) attend any Lender meeting or receive any Lender information in its capacity as a holder of such loans or (iii) transfer any such loans to any person who is not a Group Member.

No restrictions on Sponsors or Sponsor Affiliates acquiring the Term Facility, provided that the relevant Lender (but excluding for these purposes any debt fund falling within the proviso of the definition of Sponsor Affiliate) shall be subject to customary restrictions on voting, attending meetings and receiving information.

Tax:	Lenders to use lending office in the US or in tax treaty jurisdictions or to rely portfolio interest exemptions or other arrangement to ensure there is no withholding tax on debt service on the Signing Date. The Company will not be required to pay additional amounts (relating to Tax Gross-Up or Increased Costs) as a result of a transfer or change in lending office by a Lender after the Signing Date. No gross-up or indemnity for any deductions in respect of FATCA.

Excluded Matters:

None of the steps, transactions, reorganisations or events set out in or expressly contemplated by the Structure Memorandum (as defined below) or, in each case, the actions or intermediate steps necessary to implement any of those steps, actions or events shall constitute a breach of any representation and warranty or undertaking in the Facilities Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default or a Certain Funds Default and shall be expressly permitted under the terms of the Facilities Agreement and the other Finance Documents.

Prior to the Initial Utilisation Date (and subject at all times to the certain funds provisions), no breach of any representation, warranty, undertaking or other term of (or actual or potential Event of Default (however so described) under) any document relating to the existing financing arrangements of any member of the Target Group shall constitute a breach of any representation and warranty or undertaking in the Facilities Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default.

Management Input:	This term sheet has been negotiated without the full involvement of management of the Target Group and all parties agree to negotiate in good faith any amendments that may be required to the terms of the Facilities Agreement, following a more detailed review by management.

No Investor Recourse:	No Finance Party will have any recourse to any Investor Affiliate (excluding the Parent and any Group Member but, in respect of the Parent, on a limited recourse basis and with respect to assets the subject of security only) in respect of any term of any Finance Document, any statements by Investor Affiliates, or otherwise (save for fraud in which case liability shall be determined in accordance with applicable law). No director, officer or employee of the Investor Affiliates or any Group Member (or of any affiliate thereof) shall be personally liable for any representation, statement, certificate or other document required to be delivered or made under a Finance Document (save for fraud in which case liability shall be determined in accordance with applicable law).

Sponsor Affiliate:	(a) Any Advisor, any Sponsor, each of their respective affiliates, any trust of which any Advisor, any Sponsor or any of their respective affiliates is a trustee, any partnership of which any Advisor, any Sponsor or any of their respective affiliates is the general partner, the manager or any other role with similar functions and any trust, fund or other entity which is managed or is advised by, or is under the control of, any Advisor, any Sponsor or any of their respective affiliates; and

(b) any person acting in concert with any party listed in paragraph (a) above,

provided that any such trust, fund or other entity or account which has been established for the purpose of making, purchasing or investing in loans or debt securities not convertible into, or exchangeable with, the equity securities of an entity and which is managed or controlled independently from all other trusts, funds or other entities or accounts managed or controlled by any Advisor, any Sponsor or any of their respective affiliates which have been established for the primary purpose or main purpose of making, purchasing or investing in the equity securities of such entity, in each case, shall not constitute a Sponsor Affiliate.

For the purposes of this definition:

Advisor means any of Centurium Capital Management Ltd., CCP IV GP Ltd., PW Medtech Group Limited, Parfield International Ltd., Marc Chan, Hillhouse Capital Management, Ltd. and/or Temasek Life Sciences Private Limited and any other advisory entity to a Sponsor as of the Closing Date.

A person is acting in concert with another person if: (i) they are a shareholder in the Advisor, any Sponsor or any of their respective affiliates; and (ii) in relation to such shareholding, they, whether pursuant to any agreement or understanding, formal or informal or otherwise, actively co-operate to obtain, maintain, consolidate or exercise control over that company or control of the voting rights attaching to their holding of shares in that company to a greater extent than would be possible by reason of their individual shareholdings alone.

Investor Affiliate:	An Investor, any affiliate of an Investor, any trust of which an Investor or any of its respective affiliates is a trustee, any partnership of which an Investor or any of its affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its respective affiliates (in each case, including their respective successors, assigns and transferees) provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its respective affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute an Investor Affiliate.

Exchange Rate Fluctuations and Basket Reclassification:

When applying baskets, thresholds and other exceptions to the Representations, Undertakings and Events of Default, the equivalent amount of a currency shall be calculated as at the date of the relevant member of the Group incurring, committing to or making the relevant disposal, acquisition, investment, payment, debt or other relevant action. No actual or potential Event of Default or breach of Representation or Undertaking shall arise merely as a result of a subsequent change in the currency equivalent of any relevant amount due to fluctuations in exchange rates.

In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in the Finance Documents, the Company, in its sole discretion, may classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

For the purpose of calculating Cash and Cash Equivalent Investments, it shall be included in the calculation such amount of Cash and Cash Equivalent Investments used for cash collateralizing and/or supporting borrowings.

Boilerplate:	The Facilities Agreement will contain customary provisions relating to set off (following an Acceleration Event), indemnities (cost of investigating matters not proving to be Default to be for the account of the relevant Lenders), illegality, market disruption (40% of Lenders), increased costs (excluding any Basel II costs, Basel III costs, Dodd-Frank costs, BEPS costs and Brexit costs, to the extent the relevant Lender is required to apply laws in connection with such costs on the date on which it becomes a Lender), break costs (excluding Margin), Defaulting Lenders and payment mechanics.

Construction:	(a)	A Default or an Event of Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default or Event of Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default or an Event of Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

	(b)	An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Agent.

	(c)	In addition to paragraph (a) above and subject to paragraph (b) above, if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action further action. Any Default (including an Event of Default) for the failure to comply with the time periods prescribed in Schedule 3 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in the Facilities Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in the Facilities Agreement or any other Finance Document.

	(d)	Knowledge means, in respect of an Obligor or a Group Member, to the best of the knowledge and belief of the directors of such Obligor or such Group Member (as the case may be) (after due and careful enquiry).

Law:	Hong Kong law, except for security which will be governed by appropriate local laws.

Counsel to the Sponsors	Kirkland & Ellis and Fangda Partners.

Counsel to the Arrangers, Lenders and Agent:	Linklaters and JunHe LLP.

Schedule 1
Initial Conditions Precedent

Unless otherwise mentioned, the following are to be in form and substance satisfactory to the Arrangers (acting reasonably).

(a)	Corporate: Copies of incorporation and constitutional documents, board (and, if required under local law, shareholder) resolutions, customary officer’s certificates (including confirmation that borrowing, guaranteeing and security limits will not be breached and (in the Parent’s certificate) confirmation that there is no restriction, limitation or breach under any shareholding agreement or investment agreement in respect of the Parent and/or the Company on or as a result of, the execution, delivery and performance by the Company and Parent of, and the transactions contemplated by, the Finance Documents) and specimen signatures for each of the Parent and the Company.

(b)	Finance Documents: Copies of the Facilities Agreement, the Intercreditor Agreement and Fee Letter(s) executed by the Parent and/or the Company.

(c)	Security Documents: A copy of each of the following security documents executed by the Parent and/or the Company:

(i)	a third-party charge to be granted by the Parent over the shares of the Company;

(ii)	a third-party charge to be granted by the Parent over the shares of the Target (with the security to take effect on the completion of the Merger (the Effective Date) and with the security perfection documents required thereunder to be delivered within 20 business days after the Effective Date);

(iii)	a third-party assignment of intercompany receivables due to the Parent from the Company (if any); and

(iv)	charge over designated offshore dividends collection account (if any) and Debt Service Reserve Account of the Company.

Each original or copy of each share certificate, document of title, notice of charge or assignment and any acknowledgement of each such document or notice and any other instructions, instruments or documents signed by the relevant person, in each case as expressly required under the Security Documents to be delivered on or prior the Initial Utilisation Date.

(d)	Legal opinions: Customary legal opinions from counsel to the Arrangers and where customary in the relevant jurisdiction, from counsel to the Obligors, substantially in the form distributed to the Arrangers on or prior to Signing Date.

(e)	Due diligence: A copy of each of the following due diligence reports on a non-reliance basis (Reports):

(i)	financial and tax due diligence report dated 25 November 2019 prepared by Ernst & Young Transactions Limited;

(ii)	commercial due diligence report dated 29 November 2019 prepared by Boston Consulting Group;

(iii)	legal due diligence report dated 19 November 2019 prepared by Kirkland & Ellis;

(iv)	legal due diligence report dated 15 November 2019 prepared by Fangda Partners; and

(v)	the structure memorandum prepared by Ernst & Young Transactions Limited dated February 2020 incorporating transaction steps (Structure Memorandum),

provided that the Reports listed at paragraphs (i) to (v) above are delivered for information purposes only and provided further that this condition precedent will be satisfactory to the Agent if the Reports are provided in the draft form each dated on the date referred to in the definition of “Reports” (the Original Version) and the final forms are not different in respects that are materially adverse to the interest of the Finance Parties (taken as a whole) compared to such Original Version of such Report or are approved by the Arrangers (acting reasonably).

(f)	Merger Agreement and Consortium Agreement: A copy of each executed Merger Documents and the Consortium Agreement, provided that commercially sensitive information may be redacted and provided further that this condition precedent will be satisfactory to the Agent if the Merger Agreement and/or the Consortium Agreement are provided in the form received and approved by the Arranger prior to the Signing Date save for any amendments or waivers which are not materially adverse to the interest of the Finance Parties (taken as a whole) under the Finance Documents or any other changes or amendments approved by the Arranger (acting reasonably) .

(g)	Merger Related Approval: A copy of the following documents: (x) if required in respect of the Merger, MOFCOM approval evidencing PRC anti-trust clearance in respect of the Merger; (y) written confirmation (including by way of an e-mail) from the U.S. Securities and Exchange Commission (or the U.S. legal advisor to the Special Committee) confirming that the U.S. Securities and Exchange Commission has no comments on the schedule 13E-3 and proxy form in respect of the Merger filed by the Target and the Sponsors; (z) near final draft application documents in respect of the Merger required for merger filing in the Cayman Islands.

(h)	Closing Certificate: a certificate from the Company confirming that:

(i)	each of the conditions to the Merger Documents (including the special committee’s approval, the board resolution, and shareholder resolutions of the Target) have been satisfied or waived and all the pre-closing steps described in the Structure Memorandum have been completed (other than payment of the purchase price under the Merger Documents or any other matter or condition which cannot be satisfied until Merger or following Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the Lenders or with the consent of the Agent (acting on the instruction of the Majority Lenders, such consent not to be unreasonably withheld or delayed), and Merger will occur promptly following the Initial Utilisation Date and no other term of the Merger Documents (or any Merger Document itself) has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the Facilities Agreement;

(ii)	as at the Closing Date, the aggregate amount of (x) the equity contribution (including any management or investor roll-over and shareholder loans) and (y) the aggregate amount of cash held by the Target Group that is made available to the Company as at the Closing Date, is not less than 60 per cent of the aggregate amount of (x) the equity contribution (including any management or investor roll-over and shareholder loans), (y) the aggregate amount of cash held by the Target Group that is made available to the Company as at the Closing Date and (z) the full amount of the Term Facility and the aggregate amount of (x), (y) and (z) will be sufficient to pay for the purchase price payable for the Merger pursuant to the Merger Documents.

(i)	Original financial statements: Copies of the annual accounts of the Target Group for the Financial Year ending on 31 December 2019 and semi-annual accounts of the Target Group for the financial half-year ending on 30 June 2020 provided that the financial accounts shall not be required to be in form and substance satisfactory to the Agent and/or Arrangers (the Original Financial Statements).

(j)	Funds Flow: A copy of the funds flow statements provided that this condition precedent shall not be disclosed to any person other than the Arrangers and the Agent (not any other Finance Party), and it will be satisfactory to the Agent if it shows payments to and by the Company as contemplated in the Merger Documents and the payment of fees and expenses as contemplated in the Finance Documents and contains an up to date sources and uses table.

(k)	KYC: Copies of any information and evidence related to each of the Parent and the Company, as reasonably requested by any Lender no later than five business days prior to the Signing Date required in order to comply with “know your client” / anti-money laundering requirements under applicable laws and any internal policy requirements.

(l)	Process agent: Hong Kong service of process agent appointment.

(m)	Debt Service Reserve Account: Evidence that the Debt Service Reserve Account is opened and the balances standing to the credit of such account is or will not be less than the sum of (i) the interest payment amount and the periodic fee under the Fee Letter projected to accrue and (ii) the principal amount scheduled to be repaid, in each case for the 6 months immediately after the Initial Utilisation Date.

(n)	Group Structure Chart: A copy of the Group Structure Chart (provided that the Group Structure Chart shall not be required to be in a form and substance satisfactory to the Agent and/or the Arranger).

(o)	Minimum cash: Evidence that the aggregate amount of Cash held by the onshore members of the Target Group is or will be no less than US$200,000,000 (or its equivalent in RMB, to be calculated at the average rate of exchange for the purchase of USD with RMB in the PRC interbank foreign exchange market for the sixty days immediately preceding the Initial Utilisation Date) as at the Closing Date.

Schedule 2
Representations

Each Obligor will make the following representations in respect of itself (and, where consistent with the Documentation Principles, in respect of its subsidiaries), and (in respect of the Term Facility only) the Parent shall make the following representations marked with ❖ in respect of itself, subject to materiality, qualifications, baskets and other exceptions to be agreed, consistent with the Documentation Principles. All representations made on or prior to the Closing Date with respect to any member of the Target Group shall be qualified by the knowledge of the Company. The contents of the Reports are disclosed against and qualify the representations in this Schedule 2.

(a)	Status ❖

(b)	Binding obligations ❖

(c)	Non-conflict with other obligations ❖

(d)	Power and authority ❖

(e)	Authorisations ❖

(f)	Governing law and enforcement ❖

(g)	Insolvency ❖

(h)	No filing or stamp taxes

(i)	No default ❖

(j)	Information Package

(i)	Save to the extent disclosed to the Arranger in writing and to the Company’s Knowledge:

(A)	any material factual information (other than information of a general economic nature) relating to the Group (including the Target Group) supplied by the Group and contained in the Information Package (taken as a whole) (the Information) was true and accurate in all material respects as at the date of applicable Report and the Information Memorandum or, if earlier, the date the information is expressed to be to be given;

(B)	no Information was omitted from the Information Package where the omission results in the Information Package, taken as a whole, being misleading in any material respect in the context of the transaction as a whole; and

(C)	no event or circumstance has occurred since the date of the Information Memorandum or any Report (as the case may be) that results in the Information Package, taken as a whole, being untrue or inaccurate or misleading in any material respect in the context of the transaction as a whole;

(D)	all other written information provided by any Group Member to a Finance Party pursuant to any express provision of any Finance Document on or after the Signing Date is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any respect (in each case) as at the date on which such information is provided, provided that the Company is not required to review or make any enquiry in relation to matters within the technical or professional expertise of the provisions of the relevant Reports.

(ii)	Any financial projections or forecasts contained in the Information Memorandum were prepared on the basis of recent historical information and assumptions (or grounds for opinions) believed by the Company in good faith to be reasonable at the time of being prepared (it being understand that such financial projections or forecasts are subject to significant uncertainties and contingencies many of which may be beyond the control of the Group and that no assurances can be given that such financial projections or forecasts will be realised.

For the purpose of this paragraph:

Information Memorandum means the document (if any) in the form approved by the Company concerning the Company and the Target Group which, at the request of the Company and on its behalf was prepared in relation to this transaction, approved by the Company and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Term Facility.

Information Package means the Information Memorandum and the Reports.

(k)	Financial Accounts

To the Company’s Knowledge and save as otherwise disclosed to the Arranger or the Agent in writing:

(i)	the Annual Financial Statements most recently delivered pursuant to paragraph (a)(i) of Schedule 3 (Information Undertakings) were prepared on a basis consistent in all material respects with the applicable Accounting Principles and present a true and fair view of the consolidated financial position of the Group, as at the date to which they were prepared and for the Financial Year then ended;

(ii)	the Semi-Annual Financial Statements most recently delivered pursuant to paragraph (a)(ii) of Schedule 3 (Information Undertakings):

(A)	were prepared on a basis consistent in all material respects with the applicable Accounting Principles; and

(B)	fairly present the consolidated financial position of the Group as at the date to which they were prepared and for the Relevant Period then ended,

in each case (a) save as set out therein or the notes thereto, (b) having regard to the fact they are management accounts prepared for management purposes and not subject to audit procedures and (c) subject to customary year-end adjustments; and

(iii)	the Original Financial Statements in the form provided to the Arranger are accurate in all material respects (save as referred to in the statements and notes thereto).

(l)	Disputes

(m)	Compliance with law ❖

(n)	Environmental laws

(o)	Taxation

(p)	Security, Financial Indebtedness and guarantees ❖

(q)	Good title to assets ❖

(r)	Shares ❖

(s)	Intellectual property

(t)	Group Structure Chart (*)

(u)	Pari passu ranking

(v)	Merger Documents

(w)	Holding Companies ❖

(x)	Legal and beneficial ownership ❖

(*) subject to knowledge qualification.

Schedule 3
Information Undertakings

(a)	Financial Accounts:

(i)	Annual Accounts: Commencing with the first financial year ending after the Initial Utilisation Date, deliver annual audited consolidated financial statements of the Group (the Annual Financial Statements) no later than 120 days (or 150 days in case of the first full Financial Year ending after the Initial Utilisation Date) after each Financial Year end.

(ii)	Semi-Annual Accounts: Commencing with the first full financial half-year ending after the Initial Utilisation Date, deliver semi-annual unaudited consolidated financial statements of the Group (the Semi-Annual Financial Statements) no later than 90 days (or 150 days in case of the first full financial half year ending after the Initial Utilisation Date) after the end of each financial first half-year.

(iii)	Quarterly accounts: Commencing with the first full financial quarter ending after the Initial Utilisation Date, deliver quarterly unaudited consolidated financial statements of the Group (the Quarterly Financial Statements) no later than 90 days (or 150 days in case of the first set of Quarterly Financial Statements to be delivered) after the end of each quarter date ended 31 March and 30 September.

(iv)	Following an IPO, the Group may satisfy its reporting obligations (as regards time-periods, form and content) by delivering the financial reporting that is delivered to the public shareholders provided that, to the extent such disclosure would not trigger any public disclosure requirements and subject at all times to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules), the Group will continue to deliver compliance certificates, notice of defaults and any KYC information.

(b)	Compliance certificates: deliver a compliance certificate with each set of Annual Financial Statements showing computations relating to compliance with financial covenant, confirming that (so far as it is aware) no actual Event of Default is outstanding and showing which entity should become additional Material Subsidiary and which entity has become a first-tier WFOE, commencing with the First Test Date.

(c)	Other reporting: Other customary reporting requirements including notice of defaults, notice of litigation or environmental claims reasonably likely to have a Material Adverse Effect, copies of documents required by law to be sent to creditors generally, other information on the financial condition and performance of, the Group (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business), as reasonably requested by the Agent (acting on the instructions of the Majority Lenders), subject to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules).

(d)	KYC: Information reasonably requested in order to comply with applicable “know your customer” laws and regulations introduced after the Signing Date.

(e)	Quarterly update: Company shall arrange a telephone conference upon the reasonable request of the Lenders on a quarterly basis (no more than once per calendar quarter) starting from the end of the first full quarter after the Initial Utilisation Date to provide updates on the following: (i) general status of the Merger and (after the Closing Date) restructuring of the Group and/or IPO of the Group (to the extent applicable); (ii) changes in senior management of the Company and Material Subsidiaries, updates on corporate governance issue, key businesses and third party bank credit facilities, (iii) general status of key permits and licenses required for the operation of the core business of the Group, compliance with the environmental and land laws and regulations; (iv) any changes to the shareholding to the Company and Material Subsidiaries and any material asset transfer or disposal by such entities and (v) any Permitted Acquisition, Permitted Disposal and Permitted Restructuring undertaken by the Group during the prior quarter (to the extent such information is available), in each case to the extent requested by the Lenders.

Schedule 4
Financial Covenant

(a)	Calculation: The financial covenant will be calculated in accordance with the agreed accounting principles (the Accounting Principles) and will be tested by reference to the most recent compliance certificate, accounts, and valuation reports delivered under the Facilities Agreement.

(b)	Adjustments:

(i)	When calculating (or projecting) financial covenant compliance (and when calculating the Net Leverage Ratio where relevant in any provisions in the Facilities Agreement), the Company:

(A)	shall include in determining EBITDA for any period (including the portion thereof occurring prior to the relevant acquisition) the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired by any Group Member during such period (each such person, property, business or asset acquired and not subsequently disposed of, an Acquired Entity or Business);

(B)	shall include in determining Cashflow for any period (including the portion thereof occurring prior to the relevant acquisition) the cashflow (calculated on the same basis as Cashflow, mutatis mutandis) for the period of any Acquired Entity or Business;

(C)	shall exclude in determining EBITDA for any period the earnings before interest, tax depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any Group Member during such period (including the portion thereof occurring prior to such sale, transfer or disposition) (each such person, property, business or asset so sold or disposed of, a Sold Entity or Business);

(D)	shall exclude in determining Cashflow for any period the cashflow (calculated on the same basis as Cashflow, mutatis mutandis) of any Sold Entity or Business during such period (including the portion thereof occurring prior to the date on which that Sold Entity or Business is transferred to or held for the benefit of the buyer thereof) except to the extent any such cashflow is retained or attributable to the Group;

(E)	may include in determining EBITDA the Pro Forma Adjustment in respect of any Acquired Entity or Business, Sold Entity or Business and any restructuring, reorganisation, cost-savings or other similar initiative (a Group Initiative) committed to be undertaken during such period (without double counting); and

(F)	may exclude any non-recurring costs and other expenses arising directly or indirectly as a consequence of acquiring an Acquired Entity or Business, disposing a Sold Entity and Business, or a Group Initiative, and so that no amount shall be included (or excluded) more than once.

(ii)	Pro Forma Adjustment means for any Relevant Period that includes the date on which an acquisition, entry into a joint venture, disposal or Group Initiative occurred or was implemented (without double counting), the pro forma increase in EBITDA projected by the Company after taking into account the effect of all reasonably identifiable and factually supportable cost-savings and synergies (without duplication with any cost-savings and synergies actually achieved) which the Company (acting reasonably and as certified in writing by a senior officer of the Group) believes can be obtained as a result of such acquisition, entry into a joint venture, disposal or Group Initiative in the 18 month period after that acquisition, entry or disposal or Group Initiative occurred or was implemented (and where cost savings and synergies will be obtained during such period it may be assumed that such cost-savings and synergies will be obtained during the entire such period at the full rate the Company reasonably believes can be achieved at any time during that period) provided that where such projected cost-savings or synergies (a) are equal to or less than 15% of EBITDA (as adjusted for the acquisition, entry into a joint venture, disposal or Group Initiative) for such Relevant Period they must be supported by calculations provided by the CEO or CFO of the Company showing in reasonable detail how those synergies or cost savings were calculated or (b) exceed 15% of EBITDA (as adjusted for the acquisition, entry into a joint venture, disposal or Group Initiative) for such Relevant Period they must be supported by reporting or commentary by one of the “big four” accountants or other independent reputable accountancy firm or industry specialist with expertise in the relevant field.

(c)	Total Net Debt: To the extent the Net Leverage Ratio or any other financial definition used in the financial covenant is used as the basis (in whole or part) for permitting any transaction or making any determination under the Facilities Agreement (including on a pro-forma basis) at any time after a Test Date, Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

(d)	Financial Definitions: The following financial definitions will be included in the Facilities Agreement. Financial definitions used (but not defined in this Schedule 4) shall be determined in accordance with the Documentation Principles).

Acceptable Funding Sources means without double counting, the sum of:

(i)	the proceeds of New Shareholder Injections and/or and any Permitted Sponsor Amounts;

(ii)	any Excess Cashflow;

(iii)	De Minimis Proceeds;

(iv)	amounts constituting Completion Opening Cash;

(v)	(in the case of application towards capital expenditure only) investment grants (including subsidies) and landlord incentives received by Group Members;

(vi)	any prepayments waived by the Lenders; and

(vii)	the proceeds of any Financial Indebtedness not expressly restricted under the Facilities Agreement (but excluding any intra-group indebtedness),

in each case, which have not been and which are not required to be applied in prepayment of the Term Facility and to the extent not otherwise already allocated or utilised for a purpose not expressly restricted under the Finance Documents.

Adjusted EBITDA means, in relation to a Relevant Period, EBITDA for that Relevant Period as adjusted in accordance with paragraph (b) above.

Borrowings means, at any time, the outstanding principal or capital amount of any Financial Indebtedness:

(a)	excluding any liabilities of the type referred to in paragraph (vi) of the definition of Financial Indebtedness other than, in relation to finance leases (only) taking into account the capital element of any finance lease;

(b)	excluding any liabilities of the type referred to in paragraph (vii) of the definition of Financial Indebtedness; and

(c)	excluding any liabilities of the type referred to in paragraphs (viii) or (ix) of the definition of Financial Indebtedness to the extent relating to liabilities already included in this definition (unless relating to liabilities which would otherwise constitute Borrowings if they were indebtedness of a Group Member).

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with Capitalised Lease Obligations) but excluding any non-cash expenditure and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

Capitalised Lease Obligations means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a finance lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment and excluding, for the avoidance of doubt, any cash expenditure arising from an operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease.

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an approved bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Group Members;

(c)	there is no Security over that cash except for certain Permitted Security to be defined in the Facilities Agreement; and

(d)	that cash is denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currency and (except as mentioned in paragraphs (a) and/or (c) above) immediately available to the applicable Group Member (or, in the case of any term deposit, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit), and shall include cash in tills and cash in transit.

Cash Equivalent Investments means at any time:

(a)	(i) certificates of deposit or time deposits (in each case) maturing within one year, or (ii) structured deposits or investments maturing within six months, (in each case) after the relevant date of calculation and issued or distributed by (A) any national commercial bank in the PRC; or (B) an approved bank;

(b)	any investment in marketable debt obligations maturing within one year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, governmental agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody's Investors Service Limited;

(c)	any investment in debt securities maturing within one year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited; and

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one year after the relevant date of calculation) with:

(i)	any approved bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currencies and which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security (other than certain exceptions to be agreed in the Facilities Agreement).

Cashflow means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(i)	adding the amount of any decrease and deducting the amount of any increase in Working Capital for that Relevant Period in each case to the extent not resulting from the one-off non-cash consolidation effect of an acquisition or disposal;

(ii)	adding the amount of any rebate, refund, credit or indemnity payment in respect of any Tax actually received in cash by any Group Member and deducting the amount actually paid in cash in respect of Taxes on profits, gains or income during that Relevant Period by any Group Member;

(iii)	adding to the extent not already included in calculating EBITDA the amount of disposal, insurance, or claims received in cash by any Group Member during that Relevant Period and not required to be applied in prepayment during that Relevant Period;

(iv)	adding (to the extent not already added in determining EBITDA) the amount of any dividends or other distributions received in cash from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends or other profit distributions paid in cash by a Group Member during that Relevant Period to any entity which is not a Group Member;

(v)	adding, to the extent not already included in EBITDA any amount which is paid in cash to a Group Member by any Joint Venture or any entity which is not a Group Member but in which a Group Member owns an interest during that Relevant Period, and deducting to the extent not already deducted from EBITDA any amount which is paid in cash to any Joint Venture or any entity which is not a Group Member by a Group Member but in which a Group Member owns an interest, during that Relevant Period;

(vi)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits, non-cash gains, and decrease in provisions (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(vii)	deducting the amount of any Capital Expenditure and Restructuring Costs actually paid in cash during that Relevant Period by any Group Member and the aggregate of any cash consideration paid or investment in, or the cash cost of any Permitted Business Acquisitions (except in the case of any Capital Expenditure and Permitted Business Acquisitions, to the extent such payment is funded from any Pending Amount, but only if such Pending Amount could have been spent on such Capital Expenditure and Permitted Business Acquisitions in the Financial Year (the Relevant Financial Year) in which such funding is committed to being so spent in the immediately following Financial Year without breaching the financial covenant in respect of the Relevant Financial Year);

(viii)	deducting the amount of any advisory or consulting fee (ignoring any transaction fees payable on or promptly after the Closing Date) or director fees paid in cash to the Parent or the Investors by a Group Member during the Relevant Period;

(ix)	adding (to the extent not included in EBITDA) the amount of any payments received from a person which is not a Group Member on lease receivables during the Relevant Period and deducting (to the extent not deducted in EBITDA) the amount of any payments paid to a person which is not a Group Member on lease payables during the Relevant Period;

(x)	deducting the amount by which the cash costs on (net of any income attributable to) post-employment benefit schemes exceed net post-employment benefit scheme costs included in EBITDA and adding back the amount by which net post-employment benefit scheme costs included in EBITDA exceed the cash costs on (net of any income attributable to) post-employment benefit schemes;

(xi)	after adding back to the extent deducted in computing EBITDA the amount of any non-cash loss or deducting to the extent including in computing EBITDA the amount of any non-cash gain, under hedging transactions incurred by the Group during that period;

(xii)	plus the amount of any cash receipts by a Group Member under Treasury Transactions during that Relevant Period and minus the amount of any cash payments by a Group Member under Treasury Transactions during that Relevant Period; and

(xiii)	deducting any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment, acquisition, disposal or other corporate activity, and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Transaction and the Transaction Costs and any equity incentive scheme or share options as at the Initial Utilisation Date and provided that (i) an amount that would otherwise be deducted under any of the preceding paragraphs will not be so deducted if it is certified in the relevant Compliance Certificates as having been funded or reimbursed from Acceptable Funding Sources (unless such Acceptable Funding Sources have already been included in the calculation of “Cashflow” for that Relevant Period), and (ii) to the extent a Permitted Payment is funded by an Acceptable Funding Source during a Relevant Period, such Acceptable Funding Source shall be reduced from Cashflow (to the extent it would have otherwise been included in the calculation of Cashflow) for that period.

Completion Opening Cash means the aggregate Cash and Cash Equivalent Investments held by Group Members immediately after the Closing Date.

Current Assets means the aggregate (on a consolidated basis) gross value of inventory, trade and other receivables of each Group Member including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within 12 months from the date of computation and including lease prepayments but excluding amounts in respect of:

(i)	receivables in relation to rebates for tax on profits;

(ii)	insurance claims;

(iii)	Exceptional Items and other non-operating items; and

(iv)	any accrued Interest owing to any Group Member.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions, prepayments, unearned revenues and sundry creditors) of each Group Member falling due within 12 months from the date of computation but excluding amounts in respect of:

(i)	liabilities for Financial Indebtedness (including the costs of raising that Financial Indebtedness) and Interest Payable;

(ii)	liabilities for tax on profits;

(iii)	liabilities for Capital Expenditure; and

(iv)	Exceptional Items and other non-operating items.

De Minimis Proceeds means amounts which are excluded from the Group’s obligation to mandatorily prepay any of the Term Facility out of or by reference to Proceeds and which are permitted to be received and retained by the Group, in each case, due to the de minimis thresholds set out in the Facilities Agreement.

EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Group:

(i)	before deducting Interest Payable and any other kind of interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable, amortised or capitalised or pay-in-kind by any Group Member and before taking into account any gains or losses including foreign exchange gains or losses (calculated on a consolidated basis) in respect of Financial Indebtedness in that Relevant Period;

(ii)	after deducting Interest Receivable and any other accrued interest owing to any Group Member;

(iii)	before taking into account any Exceptional Items;

(iv)	to the extent deducted, adding back Transaction Costs (without double counting) and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment, acquisition, disposal or other corporate activity;

(v)	before taking into account any realised or unrealised gains or losses on any derivative instrument;

(vi)	before taking into account the amount of any loss and gain against book value arising on a disposal (other than in the ordinary course of trading) or revaluation of any asset during the Relevant Period;

(vii)	before taking into account any income or charge (including deemed finance charge) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

(viii)	after adding back (to the extent deducted) any non-cash provision, charge, cost or expense in each related to any stock option incentive or management equity plan or any share, equity, phantom equity, warrant or option based compensation of officers, directors or employees of the Group Members accrued during that Relevant Period;

(ix)	before deducting dividends paid or proposed, or any consulting, advisory or other fee, or director and holding company fees, costs and expenses, and taxes accrued or paid to the extent not expressly restricted pursuant to the Facilities Agreement;

(x)	after adding the proceeds of any loss of profit or business or similar interruption insurance;

(xi)	(A) adding back (x) the amount of distributions received in cash by a Group Member from entities which are not Group Members and (y) the amount of any distributions received in cash from any entity which is not a Group Member which is attributable to a Group Member as a joint venture partner or shareholder in such entity and (B) deducting the amount of distributions paid in cash by a Group Member (other than the Company) to persons who are not Group Members;

(xii)	before deducting any amount of Tax paid, payable or accruing by any Group Member during that Relevant Period (including any withholding tax);

(xiii)	before deducting any depreciation whatsoever, any impairment or write-down or amortisation whatsoever (including amortisation of goodwill or intangible assets, including amortisation of Transaction Costs) and any costs or provisions relating to management/employee incentive schemes (including any expenses in relation to amounts paid by any Group Member in respect of the purchase of shares (or rights in respect of shares) in the Group Members from directors, officers or employees upon termination of employment);

(xiv)	excluding profits or losses on discontinued operations (other than operations which are classified as discontinued by reason of being contracted to be sold but are not yet sold) and the amount of any start-up losses for new entities and any Restructuring Costs;

(xv)	excluding pre-operating costs and expenses (if expensed rather than capitalised under the Accounting Principles);

(xvi)	after adding back any fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management;

(xvii)	after adding back (to the extent otherwise deducted) any loss, or after deducting (to the extent otherwise included) any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting with respect to any interest of any Group Member in a person who is not a Group Member;

(xviii)	after deducting the amount of any profit (to the extent not deducted) or adding back the amount of any loss (to the extent deducted) of any Group Member (for such Relevant Period) which is attributable to any non-controlling interests (that is, any interest of any person that is not a Group Member);

(xix)	before taking into account any gains or losses arising from disposals or write downs of non-current assets or litigation settlements;

(xx)	excluding any gain or loss in connection with the acquisition of any Financial Indebtedness permitted under the Facilities Agreement in each case to the extent otherwise included; and

(xxi)	excluding any exchange rate gains or losses due to retranslation of balance sheet items,

and, if EBITDA is denominated or calculated in a currency other than USD, the exchange rate used in the determination of EBITDA shall be the weighted average exchange rate for that Relevant Period as determined by the Company in accordance with the Accounting Principles.

Exceptional Items means any items of a one-off or non-recurring or extra-ordinary or exceptional nature which represent gains or losses including (but not limited to in terms of scope or of type or nature) those arising on:

(i)	the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to the rationalisation, re-branding, start-up, reduction or elimination of product lines, asset or business, redundancy, relocation (including duplicated rent payment), retraining, severance and termination costs and expenses, compliance costs and expenses, closure, business interruption and make good costs, asset relocation actual and opportunity costs not capitalised, consultants’ and recruitment fees, legal fees, special projects, compensation to departing management and head count reduction, and asset write downs and temporary costs associated with transactional services and costs of new personal or other adjustments for sold businesses and creation or reversal of any related provisions (collectively, Restructuring Costs) and reversals of any provisions for such Restructuring Costs;

(ii)	disposals (including any gain or loss over or against book value arising in favour of or incurred by a Group Member), revaluations or impairment of non-current assets;

(iii)	disposals of assets associated with discontinued operations;

(iv)	pre-operating costs and expenses;

(v)	costs associated with headquarters move or any expansion costs;

(vi)	integration costs following the consummation of acquisitions (including, but not limited to, audit costs for the first Financial Year following the Initial Utilisation Date, costs for establishing the customer relationship management system and information system at the Group and recruiting costs for the Group); and/or

(vii)	actual or preparatory costs incurred in connection with any investment, acquisition, disposal, debt or equity financing, litigation, claims, investigations or settlements (and in each case whether or not successful).

Excess Cashflow means, as of the last day of any Financial Year (the Excess Cashflow Financial Year), Cashflow for the Financial Year ending on such date (in each case, without duplication):

(i)	less Total Debt Service for the Excess Cashflow Financial Year;

(ii)	less aggregate amount of mandatory prepayments of Financial Indebtedness by Group Members during the Excess Cashflow Financial Year, but, in the case of any mandatory prepayment of any Loan(s), including in the deduction all repayments made as a result of illegality, market disruption or a Lender requesting a tax gross-up or tax indemnity or indemnity for increased costs and ignoring any exclusions from the definition of Interest;

(iii)	less any amount forming part of Cashflow which is or represents an Acceptable Funding Source;

(iv)	less, to the extent included in Cashflow for such Financial Year, any amount received by way of New Shareholder Injections (including without limitation any Cure Amount);

(v)	less all amounts in respect of pending acquisitions or pending capital expenditure (including any payments in respect of purchase price adjustments or earn-outs) to the extent such amount is contractually committed to be paid but not paid during such period (the aggregate of such amounts, being the Pending Amount);

(vi)	plus any Pending Amount in respect of the Financial Year immediately preceding the current Financial Year to the extent that such Pending Amount has not been utilised in the current Financial Year;

(vii)	less Transaction Costs;

(viii)	to the extent included in Cashflow, less any loss of profit or business interruption insurance;

(ix)	less any dividends or other distributions made in respect of its share capital, payments in respect of subordinated shareholder debt and redemptions of share capital, in each case, not expressly restricted under the Facilities Agreement (other than those paid to a Group Member);

(x)	less (x) the amount of any taxes (including penalties and interest) paid in cash or reserved against in such period (to the extent not deducted from Cashflow for such period) and (y) any tax accruing during the current Financial Year, the payment of which has been deferred to the subsequent Financial Year provided that if such amount is not actually so paid in the following Financial Year in respect of such tax, then the amount so deducted pursuant to this paragraph (x) shall be added back to Excess Cashflow in respect of such following Financial Year; and

(xi)	less any payments accruing during such period in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements, the payment of which is committed to be made in the following Financial Year plus the amount of any such payments deducted under this paragraph (xi) in the previous Financial Year and not actually made in the current Financial Year.

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(i)	moneys borrowed;

(ii)	any moneys raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument (excluding trade instruments);

(iii)	any amount raised pursuant to any acceptance or documentary credit or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(iv)	receivables sold or discounted (otherwise than on a non-recourse basis) but only to the extent of the recourse to the relevant member of the Group;

(v)	the amount of liability under any deferred purchase agreement arranged primarily as a method of raising finance and is either treated as a borrowing under the Accounting Principles or to the extent payable more than 180 days after the period customarily allowed by the relevant supplier (save where payment is deferred because of a dispute with the supplier or because of contractual terms establishing payment schedules linked with contractual performance where the deferred payment does not represent normal trade credit and/or the results of operational testing and excluding earn outs and other contingent consideration arrangements);

(vi)	finance leases, capital leases or hire purchase contracts required to be treated as finance leases under the Accounting Principles (to the extent of that treatment);

(vii)	any counter indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary or any other instrument (excluding any performance bond or advance payment bond or trade instrument) issued by a bank or financial institution (each, an instrument) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of paragraphs (i) to (vi) above or (viii) to (ix) below, be treated as being Financial Indebtedness;

(viii)	amounts raised under any other transaction (not contemplated by paragraphs (i) to (vii) inclusive of this definition) which is classified as a borrowing under the Accounting Principles;

(ix)	any guarantee, indemnity or other legally binding obligation in respect of financial loss of any person in respect of any indebtedness falling within paragraphs (i) to (viii) inclusive of this definition;

(x)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account); or

(xi)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six months after the Maturity Date,

but excluding all indebtedness for or in respect of pension or post-employment benefit related liabilities, indebtedness under any New Shareholder Injection or any indebtedness owing between Group Members, unless and until such liability is due but unpaid for 90 days (and is not being disputed).

Financial Year means the period of 12 months ending on 31 December in each year.

Interest means interest and amounts in the nature of interest in respect of any Borrowings including:

(i)	the interest element of finance leases (but excluding payments in respect of any capital element);

(ii)	discount and acceptance fees payable or incurred;

(iii)	repayment premiums payable or incurred; and

(iv)	commitment, utilisation and non-utilisation fees payable or incurred,

in each case paid or payable in respect of Borrowings and excluding any agency, arrangement, underwriting, up-front, amendment, consent, waiver fee (including original issue discount) costs or any amortisation thereof, any interest accrued on any indebtedness subordinated to the Term Facility pursuant to an intercreditor agreement or otherwise in a manner reasonably satisfactory to the Agent, any non-cash gains or losses arising in respect of any derivative and any unrealised foreign exchange gains or losses in relation to retranslation of currency debt.

Interest Payable means, in respect of any period, Interest accrued (whether or not paid) in respect of Borrowings of any Group Member during such period but excluding interest which is capitalised, pay-in-kind or rolled-up or otherwise not currently payable in cash, Transaction Costs (and amortisation thereof) and any other fees, costs and expenses incurred in connection with the raising of any Borrowings (and any amortisation thereof) and provided further that the amount of accrued Interest shall be stated so as to take into account the effect of any hedging agreements entered into by the Group and excluding any interest element on post-employment benefit schemes.

Interest Receivable means in respect of any period, the amount of Interest accrued (whether or not received) due to the Group Members during such period (including, without limitation, interest on Cash and Cash Equivalent Investments).

Net Interest Payable means, in respect of any period, Interest Payable during that period less the amount of Interest Receivable during such period.

New Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Company or fully paid redeemable shares in the Company with a redemption date at least six Months after the Maturity Date, which are issued to the Parent for cash whether prior to, on or after the Initial Utilisation Date.

New Shareholder Injections means the aggregate amount of New Equity and/or any subordinated debt investment made by the Parent (subordinated on terms of the Intercreditor Agreement or otherwise satisfactory to the Majority Lenders and assigned to the Security Agent by way of security) after the Initial Utilisation Date (or made prior to or on the Initial Utilisation Date and to the extent not applied on the Initial Utilisation Date in accordance with the Funds Flow).

Permitted Sponsor Amounts means, at any time, any amounts that the Group may, at that time, pay to one or more of the Sponsors in accordance with the terms of the Facilities Agreement (to the extent not actually paid to the Sponsors and not otherwise utilised for any other purpose under the Facilities Agreement).

Plasma Core Assets means the facilities owned by any Group Member for the exclusive use of collecting plasma and/or manufacturing and production of plasma products, the equity interests in respect of such Group Member, and any key license and intellectual property maintained or held by any Group Member for the collection of plasma and/or the manufacturing and production of plasma products.

Portfolio Company Liability means any liability arising from claims by dissenting shareholders of the Target in connection with the Merger.

Relevant Period means each period of 12 months ending on a Test Date (falling on or before the Maturity Date).

Test Date means the First Test Date and a date falling on 31 December in each year thereafter.

Total Debt Service means, in respect of any period, the aggregate of:

(i)	Net Interest Payable in respect of the Group for that period; and

(ii)	all repayments of Borrowings by the Group scheduled for that period (adjusted by any voluntary or mandatory prepayment) including, for the avoidance of doubt, the capital element of any payments under any Finance Leases, and excluding:

(A)	any amounts falling due under any overdraft or revolving facility which were available for simultaneous redrawing according to the terms of that facility or which were refinanced by any ancillary facility or any revolving facility;

(B)	any amount due in respect of Borrowings to the extent repaid with the proceeds of other Borrowings permitted to be incurred under the terms of the Facilities Agreement; and

(C)	any Borrowings of any member of the Target Group to the extent repaid or refinanced on Closing Date,

and so that no amount shall be included more than once.

Total Net Debt means, at any time, the aggregate outstanding principal or capital amount of all Borrowings of the Group less (without double counting) (a) all amounts of Cash and Cash Equivalent Investment of the Company and its subsidiaries, and (b) the amount of cash collateral securing or supporting Borrowings at that time.

Transaction Costs means any fees and expenses incurred, or any amortisation thereof, in connection with the transaction, any Portfolio Company Liability or any liabilities arising under the Merger Documents or the Consortium Agreement, any acquisition (including the Merger and any Permitted Acquisitions and any join venture permitted under the Facilities Agreement), investment, asset disposal, incurrence or repayment of indebtedness, issuance of shares or other equity interests, refinancing transaction or amendment or modification of any debt instrument, in each case whether or not consummated.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Working Capital means, on any date, Current Assets less Current Liabilities.

Schedule 5
Undertakings

Each Obligor shall (and shall, where indicated, procure its subsidiaries will) comply with the following undertakings and (in respect of the Term Facility only) the Parent shall comply with the undertakings marked with * below, subject to materiality, qualifications, baskets and other customary exceptions to be agreed.

(a)	Authorisations*: Obtain and maintain authorisations required (i) to execute and perform the Finance Documents, (ii) subject to legal reservations and perfection requirements to ensure the Finance Documents are legal, valid, binding and enforceable and (iii) to own property and carry on business, in each case, where failure to do so would have a Material Adverse Effect.

(b)	Compliance with laws: Comply with laws to which it (and each member of the Group) is subject where failure to do so would have Material Adverse Effect.

(c)	Taxes: Pay taxes where failure to do so would have a Material Adverse Effect.

(d)	Mergers*: Restriction on mergers except as part of permitted acquisitions, permitted disposals or permitted reorganisations and intra-Group transfers of the Target Group after the Initial Utilisation Date.

(e)	Change of business: No material change to the general business of the Group taken as a whole.

(f)	Acquisitions: Restrictions on acquisitions other than, amongst others, any acquisition by a Group Member (a Permitted Acquisition) where (i) no Event of Default is continuing or would occur as a result of completion of such acquisition (which is determined on the date of any Group Member’s entry into a legally binding commitment to make such acquisition), (ii) promptly after the Group Member’s entry into a legally binding commitment to make such acquisition, the Company certifies that after giving pro forma effect to such acquisition, the Group is in compliance with the Net Leverage Ratio required for the most recently ended testing period for which accounts are required to have been delivered, (iii) the principal business of the acquired entity is in a line of business that is similar, complementary, compatible or related to the Group’s core business or any business that is reasonably related, synergistic, incidental or ancillary thereto and (iv) any debt incurred to finance such acquisition is permitted financial indebtedness under the Facilities Agreement.

(g)	Joint Ventures: Restrictions on joint ventures. Permitted joint ventures to include any joint venture where:

(i)	a Group Member is already a member of or party to the Joint Venture prior to the Initial Utilisation Date provided that subject to paragraph (iii) below any further investment in such Joint Venture after the Initial Utilisation Date is contractually committed by the Group as at the Initial Utilisation Date and to the extent disclosed to the Arrangers on or prior to the Initial Utilisation Date;

(ii)	such investment in any Joint Venture was made by any person which becomes a Group Member in accordance with the terms of the Facilities Agreement, after the Initial Utilisation Date and subject to paragraph (iii) below any further investment is committed on or prior to the date on which such person becomes a Group Member; or

(iii)	where, after giving pro forma effect to:

(A)	amounts subscribed for shares in or invested in (net of all redemptions) or lent to (net of any repayment) all such Joint Ventures by any Group Member;

(B)	the contingent liabilities of any Group Member under any guarantee given in respect of the liabilities of any such Joint Venture; and

(C)	the market value of any assets transferred by any Group Member to any such Joint Venture (not being sales or purchases for cash made between a Group Member and any such Joint Venture in the ordinary course of trade and on arm’s lengths terms),

(the Joint Venture Investment), the Group is in compliance with the Net Leverage Ratio for the most recently ended testing period for which accounts are required to have been delivered;

For the avoidance of doubt, any reference in paragraph (iii) above to a Joint Venture Investment shall be a reference to that Joint Venture Investment as renewed, extended or otherwise replaced from time to time (provided that any increase in the amount of that investment must otherwise be permitted under paragraph (iii)).

For the purpose of this paragraph, Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

(h)	Preservation of assets: Shall maintain in good working order all assets necessary for conduct of business, where failure to do so would have a Material Adverse Effect;

(i)	Pari passu*: Pari passu ranking, except for obligations mandatorily preferred by law.

(j)	Negative pledge*: Restriction on granting of security by any Group Member. Permitted exceptions to include (but not limited to):

(i)	security in respect of Financial Indebtedness mentioned in paragraphs (o)(iii), (iv) and (vi) below;

(ii)	general security basket where the aggregate outstanding principal amount of secured liabilities do not exceed an amount to be agreed at the time of incurrence; and

(iii)	security in connection with permitted finance leases and sale and leasebacks, over the asset subject to such arrangement (parameters to be agreed in the Facilities Agreement).

(k)	Disposals: Restriction on disposals of assets by any Group Member and (with respect to its shares in (and shareholder loans to) the Company only) the Parent. Permitted exceptions (subject to customary restrictions on value transfer from Obligors to non-Obligors to be agreed in the Facilities Agreement) to include:

(i)	disposals in the ordinary course of day to day business, disposals between Group Members or disposals of assets no longer required for the operation of the business, exchanges of assets for comparable or superior type, value or quality (provided that the assets become subject to transaction security following exchange (if subject to transaction security prior to exchange));

(ii)	finance leases, hire purchase or similar transactions and any sale and leasebacks, any sale, factoring or discounting or securitisation of receivables, in each case to the extent that any Financial Indebtedness arising thereby (if any) is permitted;

(iii)	any disposals of assets (other than any shares or material intellectual property necessary for the business of the Group) on normal commercial terms where the proceeds are reinvested in the business of the Group, to fund purchase of other assets used in the business of the Group, to finance or refinance permitted acquisitions, permitted joint ventures, capital expenditure or any other working capital or general corporate purposes, in each case within 12 months of receipt (or within 18 months, if a Group Member enters into a binding commitment (or formulates a reinvestment plan) or the board of the relevant Group Member designates to so reinvest within 12 months) or are applied in prepayment of the Term Facility in accordance with the Intercreditor Agreement, as applicable;

(iv)	the sale, factoring or discounting of receivables (or of any contracts, guarantees or other obligations in respect of such receivables and other related assets customarily transferred in connection with such sale, factoring or discounting of receivables) on arm’s length terms (provided that it is permitted receivables financing if on recourse terms);

(v)	disposals to a joint venture permitted under the Facilities Agreement;

(vi)	any disposal which constitutes or in part of or is made under or pursuant to a reorganisation of Group Members on a solvent basis or contemplated under the Structure Memorandum or for the purposes of Debt Push-down provided that (x) Transaction Security of substantially the same in scope as those in place over such assets prior to that reorganisation are granted to the Finance Parties promptly after the completion of such reorganisation and/or (y) no Event of Defaulting is continuing at the commencement of that reorganisation (Permitted Reorganisation); and

(vii)	disposals of any other assets,

provided that none of assets subject to the permitted disposal above are any Plasma Core Asset and the net proceeds of that disposal (when aggregated with the net proceeds received for any other permitted disposal excluding those of the disposal pursuant to paragraph (i) and paragraph (vi)) does not exceed US$200,000,000 during the life of the Facility.

(l)	Arm’s length basis: Restrictions on material transactions with the Investor, any Investor Affiliate or any holding company of the Parent except on arm’s length terms or better (from the perspective of the Group) subject to exceptions to be agreed.

(m)	Loans, credit or guarantees: Restrictions on loans, credits or guarantees to be made by any Obligor or any Group Member, subject to exceptions to be agreed (including any loan or guarantee made to a joint venture permitted under paragraph (h) above).

(n)	Dividends and other restricted payments: Restriction on payment of dividends or other distributions in respect of its share capital, payments in respect of subordinated shareholder debt and redemptions of share capital. Permitted exceptions to include (each, a Permitted Distribution):

(i)	payment by a Group Member (other than the Company) in favour of the holder(s) of shares or equity interests in such Group Member pro rata according to the applicable holding of shares or equity interests in such first-mentioned Group Member held by such holder(s);

(ii)	fees, costs and expenses incurred during the ordinary course of operation of any offshore Group Members (including without limitation fees, costs and expenses in the daily operation and management of the business, director fees and advisory fees) which do not fall under any other Permitted Distribution; provided that the aggregate amount of distributions made pursuant to this paragraph (iii) shall not exceed an annual amount of US$10,000,000 ;

(iii)	dividends and other upstream payments at any time where the Net Leverage Ratio based on the most recent Test Date prior to such payment is equal to or less than 4.00:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment), provided that:

(a)	no Event of Default is continuing or would result from such payment; and

(b)	a corresponding percentage is applied in voluntary prepayment of the Term Facility based on the Net Leverage Ratio based on the most recent Test Date prior to such payment in accordance with the grid below:

Net Leverage Ratio	Percentage permitted to be distributed	Percentage to be voluntarily prepaid
Less or equal to 4.00:1 but greater than or equal to 3.00:1	50%	50%
Less than 3.00:1	100%	0

(c)	if the dividends and other upstream payments is made in accordance with the last row in the table in paragraph (b) above, the Debt Service Reserve Account has a minimum reserve of interest payment amounts projected for the next 12 months of the Term Facility Loan at the time of payment.

(o)	Financial Indebtedness: Restriction on the incurrence of Financial Indebtedness. Permitted exceptions to include:

(i)	any Financial Indebtedness which constitutes New Shareholder Injections;

(ii)	any Financial Indebtedness arising from Portfolio Company Liabilities and/or any liabilities under the Merger Documents or the Consortium Agreement provided that such Financial Indebtedness will be funded by New Shareholder Injections;

(iii)	any Financial Indebtedness incurred for the purpose of any Permitted Acquisition which is not incurred under paragraph (vi) below and the incurrence of such Financial Indebtedness is consented to by the Majority Lenders;

(iv)	any Refinancing Indebtedness;

(v)	indebtedness between Group Members;

(vi)	any other Financial Indebtedness which do not fall under any other paragraphs hereunder, provided that the aggregate principal amount of indebtedness pursuant to this paragraph (vi) shall not exceed US$200,000,000 at any time; and

(vii)	any Onshore Acquisition Facility where the net proceeds of such financial indebtedness is used primarily for the purpose of repaying and/or refinancing the Term Facility as part of Debt Push-down.

Any permitted financial indebtedness in connection with loans made by a Group Member to another Group Member over a threshold to be agreed and any shareholder debt shall be subordinated to the Term Facility at the terms of the Intercreditor Agreement or at terms otherwise satisfactory to the Agent.

Any permitted financial indebtedness in connection with a Permitted Acquisition may be on a certain funds basis, and the applicable requirements shall be tested (and may be deemed satisfied) as at the time of the agreement to acquire the relevant target.

(p)	Insurances: The Company shall ensure the Group maintains insurance cover customary for similar businesses, where failure to do so would have a Material Adverse Effect.

(q)	Further assurances*: Further assurances on security and guarantee to be provided by an Obligor or the Parent in a Security Jurisdiction, subject to Agreed Security Principles.

(r)           Holding companies*

(s)           Share capital

(t)           Treasury transactions

(u)          Sanctions/AML/Anti-corruption*

(v)          Pensions

(w)         Intellectual Property

(x)          Environmental Compliance

(y)	Accounts:

(i)	Each of the Company, the Material Subsidiaries of the Group, and WFOEs shall open a dividends collection account with an Account Bank (subject to an account pledge or account control agreement) to receive all dividends, distributions, money, interests, repayment of shareholder loan, repatriation of capital or other income in respect of or pursuant to its ownership and equity interests in its direct Subsidiary(ies) (the Dividends Proceeds), provided that, unless and until a separate dividends collection account of the Company is opened pursuant to this paragraph (in any case, to be opened on or before the earlier of (i) 180 days after the Closing Date, and (ii) the date on which any dividends or distributions are paid to the Company for the first time after the Closing Date), the Debt Service Reserve Account shall be designated as the dividends collection account of the Company. Subject to Agreed Security Principles, account security shall be granted in respect of each of these dividends collection accounts. No Dividends Proceeds may be withdrawn by any such entity from the relevant dividends collection accounts other than to pay the dividends to its direct shareholders pursuant to its ownership and equity interests held by such direct shareholder or any other purposes agreed by the Majority Lenders.

(ii)	In respect of the Debt Service Reserve Account, the Company shall ensure that the amount of not less than the principal amount of the Loans scheduled to be repaid (including all accrued interest and fees) on a Repayment Date will be deposited in the Debt Service Reserve Account no later than the date falling 15 Business Days prior to that Repayment Date.

(iii)	The Company shall use its commercially reasonable endeavours to procure that the Company, the Material Subsidiaries of the Group, and WFOEs shall:

(A)	open and maintain a revenue collection account (the Revenue Collection Account) with an Account Bank;

(B)	establish cash pooling arrangements with the Account Banks in relation to the Revenue Collection Accounts; and

(C)	use the Account Banks as the primary account banks of the Group,

provided that, the obligations of the Company and each Group Member under this paragraph are subject to (i) the relevant Account Bank (or its Affiliate) co-operating with each of the Company and each of the Group Members in opening such Revenue Collection Account and establishing the cash pooling arrangements, (ii) the terms relating to the fees, costs, commissions and expenses charged by the Account Bank (or its Affiliate), and the level of services provided by the Account Bank (or its Affiliate) in relation to the opening and maintenance of such Revenue Collection Accounts and cash pooling arrangements being market standard (or better) terms, and (iii) the Revenue Collection Account and cash pooling arrangements would not interfere the business operation of the Company or any Group Member in any respect.

(iv)	The Company shall use its commercially reasonable endeavour to ensure that at the time of opening an account pursuant to this paragraph (y), the aggregate balances of all accounts opened with such Account Bank is substantially pro rata according to the proportion of its commitment of the Term Facility to the aggregate commitments of all the Account Banks under the Term Facility.

(z)           Merger Documents:

(i)	The Company shall not amend, vary, novate, supplement, supersede, waive or terminate any term of any Merger Document to which it is a party in a manner that would be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents other than with the consent of the Arranger.

(ii)	The Company shall (and shall procure that each relevant Group Member will), to the extent that it considers it to be in its commercial interests to do so, take (in its reasonable opinion) all steps to preserve and enforce its rights (or the rights of any other Group Member) and pursue any material claims and remedies arising under any Merger Document (if any are available).

(iii)	The Company shall promptly pay all amounts payable under the Merger Documents to which it is a party as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Member and where adequate reserves are set aside for any such payment).

(aa)	Initial Sponsors Shareholding: The Company shall procure that, as of the Closing Date only, the aggregate number of issued shares of the Company that is directly and/or indirectly held by all Initial Sponsors shall not be less than 66.6% of the aggregate number of issued shares of the Company that is directly and/or indirectly held by all Sponsors. For the purpose of this paragraph, Initial Sponsors means funds, partnerships and/or other entities owned, managed, controlled or advised by Centurium Capital Management Ltd., CITIC Capital China Partners IV, L.P., PW Medtech Group Limited, Parfield International Ltd., HH Sum-XXII Holdings Limited, and V-Sciences Investments Pte. Ltd.

Schedule 6
Events of Default

Each of the following is an Event of Default. Subject to materiality, qualifications, thresholds and other customary exceptions to be agreed.

(a)	Non-payment: Failure to pay, subject to (i) (in the case of non-payment of principal or interest) three business days’ grace period if such failure to pay is caused by administrative or technical error, a disruption event or any error or delay in each case on the part of the Agent, Security Agent or the Account Bank acting in its capacity as such to consent to or process any withdrawal or transfer from the Debt Service Reserve Account maintained with the Account Bank, and (ii) (in the case of any other non-payment) seven business days’ grace period.

(b)	Financial Covenant: Breach of financial covenant subject to equity cure.

(c)	Other breach: Breach of other undertakings, subject to 30 days’ remedy period.

(d)	Misrepresentation: Representations materially incorrect, subject to 30 days’ remedy period.

(e)	Cross-default: Cross-default and/or cross-acceleration in respect of third-party Financial Indebtedness of the Parent, an Obligor or a Material Subsidiary (including any Onshore Acquisition Facility) (other than for debt supported by a standby letter of credit or similar), of more than US$10,000,000 (provided that this de minimis threshold shall not apply to any Onshore Acquisition Facility).

(f)	Insolvency: Insolvency or moratorium or by reason of financial difficulties commencing negotiations with one or more of its creditors (other than any Finance Party) with a view to any general debt rescheduling of the Parent, any Obligor or a Material Subsidiary, or the Parent, any Obligor or a Material Subsidiary unable or admits inability to pay its debt as they fall due (other than solely as result of balance sheet liabilities exceeding assets), or the Parent, any Obligor or a Material Subsidiary suspends or threatens to suspend making payments on its debt.

(g)	Insolvency proceedings: Insolvency-related formal corporate action or formal legal proceedings relating to the Parent, any Obligor or a Material Subsidiary, subject to 30 days’ period for staying or discharging if contesting in good faith or frivolous or vexatious claims.

(h)	Creditors process: Attachment, sequestration, execution or similar possession, subject to a threshold in line with cross-acceleration threshold, over all or any assets of the Parent, any Obligor or a Material Subsidiary subject to 30 days’ period for staying or discharging or frivolous or vexatious claims.

(i)	Invalidity, unlawfulness, repudiation: Subject to legal reservations and perfection requirements, it becomes unlawful for the Parent, an Obligor or any other member of the Group to perform its obligations under Finance Documents, or any of its material obligations cease to be legal, valid and enforceable, or the Parent or an Obligor rescinds or repudiates (or purports to) any Finance Document, in each case after the date of execution and to an extent which is materially adverse to the interests of the Lenders taken as a whole under the Finance Documents, subject to 30 days’ remedy period.

(j)	Cessation of business: An Obligor or Material Subsidiary suspends or ceases to carry on its core business (other than as a result of a transaction permitted under the Facilities Agreement) of the Group (taken as a whole) except as a result of a permitted disposal or a permitted transaction and such suspension or cessation has a Material Adverse Effect.

(k)	Expropriation: All or substantial part of the assets of any Obligor or any Material Subsidiary are subject to any seizure, nationalisation or restriction by or on behalf of any governmental, regulatory or other public authority and such event has a Material Adverse Effect.

(l)	Litigation: Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any Group Member, or its assets which in any such case has a Material Adverse Effect (other than any Portfolio Company Liability).

(m)	Material Adverse Change: Any other event or circumstance occurs which has a Material Adverse Effect.

(n)	Audit Qualification: The auditors of the Group qualify the Annual Financial Statements on the grounds that (a) the information supplied to the auditors was unreliable or inadequate or (b) they are unable to prepare the Financial Statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this paragraph if: (i) the auditors state that such qualification is of a minor or technical nature; (ii) the qualification relates to the non-adoption of acquisition accounting in respect of any Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (iii) where the circumstances giving rise to such qualification are capable of remedy and are remedied within 30 days of the date of notification of the qualification by the auditors to any member of the Group.

(o)	Intercreditor Agreement: Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the material provisions of the Intercreditor Agreement, where the interests of the Lenders are materially prejudiced by such failure, provided that an Event of Default will not occur under this paragraph in relation to any failure to comply if such failure to comply is capable of remedy and is remedied within 30 days of the earlier of the Agent giving notice to the relevant party to the Intercreditor Agreement (and the Company) in relation to such failure and the Company becoming aware of such failure.